                                                                     EXHIBIT 2.1

                                   ----------

                            SHARE PURCHASE AGREEMENT

                                   ----------

                                      DATED
                                OCTOBER 3/4, 2005

                                  REGARDING THE
                SALE AND PURCHASE OF THE ENTIRE STATED CAPITAL OF

                                LUXPET A.G./S.A.

                                TABLE OF CONTENTS

1.    Certain Defined Terms and Abbreviations..............................   13
2.    Current Status of the Company and the Group Entities.................   16
2.1   The Company..........................................................   16
2.2   The Shares...........................................................   16
2.3   Subsidiaries; Group Entities.........................................   17
2.4   Corporate Documents..................................................   17
2.5   Shareholder Loans....................................................   17
2.6   Shareholders' Agreements.............................................   17
3.    Sale and Transfer....................................................   17
3.1   Sale of Shares.......................................................   17
3.2   Effective Date.......................................................   18
3.3   Ancillary Rights.....................................................   18
3.4   Consent of Shareholders' Meeting of the Company......................   18
3.5   Consent of Seller Marc Jacob's Spouse................................   18
4.    Purchase Price; Payments; Escrow.....................................   18
4.1   Determination and Payment of Purchase Price..........................   18
      4.1.1  Purchase Price................................................   18
      4.1.2  Definitions...................................................   19
      .1.3   Determination of Preliminary Purchase Price...................   20
      4.1.4  Payment of Preliminary Purchase Price.........................   21
      4.1.5  No Right to Set-off...........................................   21
      4.1.6  Payment Confirmations.........................................   21
      4.1.7  Post Closing Adjustments......................................   21
      4.1.8  Final Determination and Payment of Purchase Price.............   22
4.2   General Rules for Payments...........................................   22
      4.2.1  Modes of Payment..............................................   22
      4.2.2  Bank Account of Sellers and Allocation among Sellers..........   22
      4.2.3  Bank Account of Purchaser.....................................   23
      4.2.4  Regular Interest..............................................   23
      4.2.5  Default.......................................................   23
      4.2.6  Creditable Interest...........................................   23
4.3   Escrow...............................................................   24
      4.3.1  Escrow Agent and Escrow Account...............................   24
      4.3.2  Interest, Fees and Expenses...................................   24
      4.3.3  Distribution of Escrow Amount.................................   24
      4.3.4  Releases from Escrow Account..................................   25
      4.3.5  Final Release.................................................   25
5.    Closing Date Financial Statements; Change of Fiscal Year.............   26
5.1   Preparation of Closing Date Financial Statements.....................   26
      5.1.1  Content.......................................................   26
      5.1.2  Accounting Principles.........................................   27

      5.1.3  Drawing up of Closing Date Financial Statements...............   28
      5.1.4  Review of the Draft Closing Date Financial Statements and
                Adjustment Statement.......................................   28
      5.1.5  Access to Information.........................................   29
      5.1.6  Notification of Objections....................................   29
      5.1.7  Resolution Disputes Regarding the Closing Date Financial
                Statements.................................................   30
      5.1.8  Procedure.....................................................   30
5.2   Change of Fiscal Year................................................   31
5.3   Costs and Expenses...................................................   31
6.    Closing Conditions and Closing.......................................   31
6.1   Closing Conditions...................................................   31
6.2   Waiver of Closing Conditions.........................................   33
6.3   Reasonable Best Efforts..............................................   33
6.4   Drop Dead Date; Termination..........................................   33
6.5   Extension; Extention Fee; Escrow.....................................   34
6.6   Closing..............................................................   35
6.7   Waiver of Closing Actions............................................   36
6.8   Closing Confirmation.................................................   36
6.9   Withdrawal...........................................................   37
7.    Representations of Seller............................................   37
7.1   Update of Disclosure Schedules.......................................   37
7.2   No other Seller's Guaranties.........................................   38
7.3   Status of Sellers....................................................   39
      7.3.1  Corporate Status; Due Authorization...........................   39
      7.3.2  No Insolvency.................................................   39
      7.3.3  Legal, Valid and Binding Obligations..........................   39
      7.3.4  No Violation..................................................   40
      7.3.5  No Interference...............................................   40
7.4   Status of the Company................................................   40
      7.4.1  Corporate Status..............................................   40
      7.4.2  No Insolvency.................................................   40
      7.4.3  Group Entities................................................   40
      7.4.4  Corporate Documents...........................................   40
      7.4.5  Shareholders' Agreements......................................   41
7.5   Shares and Subsidiary Interests......................................   41
      7.5.1  Issuance of and Title to the Shares...........................   41
      7.5.2  No Other Interests............................................   41
      7.5.3  Contributions.................................................   41
      7.5.4  No Pending Business Transactions..............................   41
7.6   Financial Statements; Books and Records..............................   42
      7.6.1  Compliance with GAAP and Laws, True and Fair View.............   42
      7.6.3  Books and Records.............................................   43
      7.6.4  No Undisclosed Liabilities....................................   43
      7.6.5  Receivables...................................................   43
7.7   Real Estate..........................................................   43
      7.7.1  Owned Real Estate.............................................   43
      7.7.2  Ownership; No Encumbrances....................................   44


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

      7.7.3  Charges.......................................................   44
      7.7.4  No Leased Real Estate.........................................   44
      7.7.5  Condition.....................................................   44
7.8   IP Rights............................................................   44
      7.8.1  Owned IP Rights...............................................   44
      7.8.2  Ownership; No Encumbrances....................................   45
      7.8.3  Maintenance...................................................   45
      7.8.4  Licensed IP Rights............................................   45
      7.8.5  Warranties....................................................   45
      7.8.6  No Challenges, Proceedings....................................   46
      7.8.7  No Infringement...............................................   46
      7.8.8  Employee Inventions...........................................   46
      7.8.9  PET-CYCLE Agreements..........................................   46
      7.8.10 Confidentiality/Data Privacy..................................   46
      7.8.11 Valid Rights..................................................   47
      7.8.12 Marketing Material............................................   47
      7.8.13 Business Names................................................   47
7.9   Assets; Information Technology.......................................   47
      7.9.1  Assets........................................................   47
      7.9.2  Condition.....................................................   48
      7.9.3  Information Technology........................................   48
      7.9.4  Hardware and Software.........................................   48
7.10  Material Agreements..................................................   49
      7.10.1 Material Agreements...........................................   49
      7.10.2 Status of the Material Agreements.............................   50
7.11  Employees............................................................   50
      7.11.1 List of Employees.............................................   50
      7.11.2 Directors; Officers; Material Employees.......................   50
      7.11.3 Status of Key Personnel Contracts.............................   51
      7.11.4 Employee Benefits.............................................   51
      7.11.5 Pensions......................................................   51
      7.11.6 Collective Agreements.........................................   51
      7.11.7 Labor Disputes................................................   52
      7.11.8 Payment of Compensation.......................................   52
7.12  Permits; Compliance; Public Subsidies................................   52
      7.12.1 Permits.......................................................   52
      7.12.2 Compliance with Permits and Laws..............................   52
      7.12.3 Subsidies.....................................................   52
7.13  Product Liability....................................................   53
7.14  Insurance............................................................   53
7.15  Litigation; Criminal Proceedings; Investigations.....................   53
7.16  Taxes................................................................   53
      7.16.1 Tax Returns; Audits; Records..................................   53
      7.16.2 Fulfillment of Obligations....................................   54
      7.16.3 Tax Rulings or Agreements.....................................   54
      7.16.4 Residence.....................................................   54
      7.16.5 Tax Consolidation.............................................   54


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

7.17  No Unlawful Business Practices.......................................   54
7.18  Finders' Fees and Management Incentives..............................   54
7.19  Absence of Material Changes..........................................   55
7.20  Customers and Sales..................................................   56
7.21  Environmental........................................................   56
7.22  Sellers' Best Knowledge..............................................   57
8.    Remedies for Breach of Representations...............................   58
8.1   Restitution in Kind; Damages.........................................   58
8.2   Notification Requirement.............................................   58
8.3   Mitigation of Damages ("Schadensminderung")..........................   59
8.4   No Double Counting...................................................   59
8.5   Third-party Claims...................................................   60
      8.5.1  Information of Sellers........................................   60
      8.5.2  Defense by Sellers............................................   60
      8.5.3  Defense by Purchaser or the Company...........................   61
      8.5.4  Recourse against Third Parties................................   61
      8.5.5  Costs of Defense..............................................   61
8.6   Disclosure Exemption.................................................   62
8.7   Acknowledgement of No-Reliance.......................................   62
8.8   Further Exclusions and Limitations of Liability......................   63
8.9   De Minimis, Basket...................................................   63
8.10  Liability Caps.......................................................   64
8.11  Period of Limitation.................................................   64
8.12  Adjustment of Purchase Price/Treatment of Payments to Company........   64
8.13  Exclusion of Other Remedies..........................................   65
9.    Representations of Purchaser.........................................   65
9.1   Status of Purchaser..................................................   65
      9.1.1  Corporate Status; Due Authorization...........................   65
      9.1.2  No Insolvency.................................................   65
      9.1.3  Legal, Valid and Binding Obligation...........................   65
      9.1.4  No Violation..................................................   66
      9.1.5  No Interference...............................................   66
9.2   Remedies of Sellers..................................................   66
10.   Taxes................................................................   66
10.1  Tax Indemnity........................................................   66
10.2  Straddle Tax Period..................................................   66
10.3  Tax Returns..........................................................   67
10.4  Tax Assessments and Tax Audits.......................................   67
10.5  Tax Refunds..........................................................   67
      10.6   Exclusions and Limitations of Liability.......................   68
      10.7   Time Limitation...............................................   68
11.   Environmental Indemnity..............................................   68
11.1  Environmental Liability Notice; Access to Information................   69
11.2  Consultation.........................................................   69
11.3  Exclusions and Limitations of Liability..............................   69
11.4  Time Limitation......................................................   70
12.   Covenants and Other Agreements.......................................   70
12.1  Activities at the Level of Sellers...................................   70
12.2  Activities at the Level of the Company...............................   70

12.3  Reduction of Cash....................................................   71
12.4  Release of Directors, Officers and Employees.........................   71
12.5  Access to Information................................................   72
13.   Purchaser's Guarantor................................................   72
14.   Non-compete; Non-solicitation........................................   72
14.1  Non-compete..........................................................   72
14.2  Non-solicitation.....................................................   73
15.   Merger Filings.......................................................   73
16.   Transition of Business...............................................   73
16.1  General Cooperation..................................................   73
16.2  Termination of Other Relationships...................................   73
17.   Confidentiality and Public Announcements.............................   74
17.1  Confidentiality Undertaking..........................................   74
17.2  Proprietary Information..............................................   74
17.3  Consented Disclosures................................................   74
17.4  Disclosures to Secondary Recipients..................................   74
17.5  Mandatory Disclosures................................................   75
17.6  Termination of Obligations...........................................   75
17.7  Public Announcements.................................................   75
18.   Notices..............................................................   75
19.   Costs................................................................   76
20.   Miscellaneous........................................................   77
20.1  Exhibits.............................................................   77
20.2  Entire Agreement.....................................................   77
20.3  Amendments...........................................................   77
20.4  Interpretation.......................................................   77
20.5  German Terms.........................................................   78
20.6  Assignment...........................................................   78
20.7  Governing Law........................................................   78
20.8  Arbitration..........................................................   78
20.9  Partial Invalidity...................................................   78
20.10 Survival.............................................................   79

                    INDEX OF DEFINED TERMS AND ABBREVIATIONS

ADJUSTMENT STATEMENT shall have the meaning as defined in Section 5.1.4

ACCOUNTING PRINCIPLES shall have the meaning as defined in Section 5.1.2.4

ADMINISTRATIVE ORDERS shall have the meaning as defined in Section 7.12.2

AFFILIATES shall have the meaning as defined in Section 1

AGREED SURPLUS shall have the meaning as defined in Section 4.1.1 (vi)

AKTG shall have the meaning as defined in Section 1

AO shall have the meaning as defined in Section 1

APPLICABLE INTEREST RATE shall have the meaning as defined in Section 4.2.4

ASSETS shall have the meaning as defined in Section 7.9.1

AUTHORITY shall have the meaning as defined in Section 1

BANK ACCOUNTS shall have the meaning as defined in Section 4.2.1

BASKET shall have the meaning as defined in Section 8.9.2

BGB shall have the meaning as defined in Section 1

BREACH shall have the meaning as defined in Section 8.1.1

BREACH NOTICE shall have the meaning as defined in Section 8.2.1

BUSINESS DAYS shall have the meaning as defined in Section 1

BUSINESS PLAN shall have the meaning as defined in Section 6.1(x)

CAP shall have the meaning as defined in Section 8.10.1

CLOSING shall have the meaning as defined in Section 6.6

CLOSING ACTIONS shall have the meaning as defined in Section 6.6

CLOSING CONDITIONS shall have the meaning as defined in Section 6.1

CLOSING CONFIRMATION shall have the meaning as defined in Section 6.8

CLOSING DATE shall have the meaning as defined in Section 6.6

CLOSING DATE BASE AMOUNT shall have the meaning as defined in Section 4.1.1

CLOSING DATE CASH shall have the meaning as defined in Section 4.1.1

CLOSING DATE CAPEX ADJUSTMENT shall have the meaning as defined in Section 4.1.1

CLOSING DATE DEBT shall have the meaning as defined in Section 4.1.1

CLOSING DATE FINANCIAL STATEMENTS shall have the meaning as defined in Section 4.1.1

CLOSING DATE NON USEUABLE INVENTORY shall have the meaning as defined in Section 4.1.1

COLLAR shall have the meaning as defined in Section 4.1.7.2

COLLECTIVE AGREEMENTS shall have the meaning as defined in Section 7.11.6

COMPANY shall have the meaning as defined in Section 2.1

COMPETING ACTIVITY shall have the meaning as defined in Section 14.1

COMPLIANCE STATEMENT shall have the meaning as defined in Section 6.1 (vi)

CORPORATE DOCUMENTS shall have the meaning as defined in Section 2.4

DAMAGES shall have the meaning as defined in Section 8.1.3

DATA ROOM INDEX shall have the meaning as defined in Section 8.6.3

DEFAULT INTEREST RATE shall have the meaning as defined in Section 4.2.5

DE MINIMIS CLAIMS shall have the meaning as defined in Section 8.9.1

DIRECTOR shall have the meaning as defined in Section 1

DISCLOSURE DOCUMENTS shall have the meaning as defined in Section 8.6.3

DISCLOSURE SCHEDULES shall have the meaning as defined in Section 7.1.1

DISCLOSURE SCHEDULE SUPPLEMENT shall have the meaning as defined in Section
7.1.1

EBITDA shall have the meaning as defined in Section 4.1.2.3

EFFECTIVE DATE shall have the meaning as defined in Section 3.2

EMPLOYEE BENEFITS shall have the meaning as defined in Section 7.11.4

EQUITY INTERESTS shall have the meaning as defined in Section 1

ESCROW ACCOUNT shall have the meaning as defined in Section 4.3.1

ESCROW AGENT shall have the meaning as defined in Section 4.3.1

ESCROW AGREEMENT shall have the meaning as defined in Section 4.3.1

ESCROW AMOUNT shall have the meaning as defined in Section 4.1.4.1

ESCROW END DATE shall have the meaning as defined in Section 4.3.3.

EXPERT shall have the meaning as defined in Section 5.1.7.1

FINAL CLOSING DATE FINANCIAL STATEMENTS shall have the meaning as defined in
Section 4.1.1

FINAL PURCHASE PRICE shall have the meaning as defined in Section 4.1.8

FINAL PURCHASE PRICE EXCESS shall have the meaning as defined in Section 4.1.8

FINAL PURCHASE PRICE SHORTFALL shall have the meaning as defined in Section
4.1.8

FINANCIAL STATEMENTS shall have the meaning as defined in Section 7.6.1

GAAP shall have the meaning as defined in Section 1

GMBHG shall have the meaning as defined in Section 1

HGB shall have the meaning as defined in Section 1

INDEMNIFIED TAX PERIODS shall have the meaning as defined in Section 10.1.1

INFORMATION TECHNOLOGY shall have the meaning as defined in Section 7.9.3

INITIAL CASH PAYMENT AMOUNT shall have the meaning as defined in Section 4.1.4.1

INSURANCE POLICIES shall have the meaning as defined in Section 7.14

KEY EMPLOYEES shall have the meaning as defined in Section 7.11.2

KEY PERSONNEL CONTRACTS shall have the meaning as defined in Section 7.11.2

LEGAL ENTITY shall have the meaning as defined in Section 1

LSC shall have the meaning as defined in Section 1

MANAGEMENT ACCOUNTS shall have the meaning as defined in Section 4.1.3.1

MANAGERS shall have the meaning as defined in the Preamble

MATERIAL AGREEMENTS shall have the meaning as defined in Section 7.10.1

MATERIAL CUSTOMERS shall have the meaning as defined in Section 7.20

MAY GROUP shall have the meaning as defined in Section 13.2

NOTES shall have the meaning as defined in Section 4.1.4.1

OWNED REAL ESTATE shall have the meaning as defined in Section 7.7.1

PARTIES shall have the meaning as defined in the Caption

PARTIES FINANCIAL STATEMENTS shall have the meaning as defined in Section 5.1.4

PAYMENT CONFIRMATIONS shall have the meaning as defined in Section 4.1.6

PERMITS shall have the meaning as defined in Section 7.12.1

PRELIMINARY PURCHASE PRICE shall have the meaning as defined in Section 4.1.3.1

PROPRIETARY INFORMATION shall have the meaning as defined in Section 17.2

PUBLIC SUBSIDIES shall have the meaning as defined in Section 7.12.3

PURCHASE PRICE shall have the meaning as defined in Section 4.1.1

PURCHASE PRICE DETERMINATION STATEMENT shall have the meaning as defined in
Section 5.1.1

PURCHASE PRICE ELEMENTS shall have the meaning as defined in Section 4.1.1

PURCHASER shall have the meaning as defined in the Caption

RELATED PARTIES shall have the meaning as defined in Section 1

REPRESENTATIVES shall have the meaning as defined in Section 1

RESIGNATION shall have the meaning as defined in Section 6.1 (vii)

REVIEW PERIOD shall have the meaning as defined in Section 5.1.4

SECONDARY RECIPIENTS shall have the meaning as defined in Section 17.4.1

SELLERS shall have the meaning as defined in the Caption

SHARES shall have the meaning as defined in Section 2.2

SHAREHOLDER AGREEMENTS shall have the meaning as defined in Section 2.6.

STRADDLE TAXES shall have the meaning as defined in Section 10.2

STRADDLE TAX PERIOD shall have the meaning as defined in Section 10.2

TAX CONSOLIDATIONS shall have the meaning as defined in Section 7.16.5

TAX INDEMNITY shall have the meaning as defined in Section 10.1.1

TAXES shall have the meaning as defined in Section 1

TAX RETURNS shall have the meaning as defined in Section 7.16.1

THIRD-PARTY CLAIM shall have the meaning as defined in Section 8.5.1.1

                                LIST OF EXHIBITS

2.4                  Corporate Documents
3.5                  Consent of Seller's Spouse
4.1.3                Format of Management Accounts
4.1.4                Pro-forma Calculation of Preliminary Purchase Price
4.3.1                Escrow Agreement
5.1.2.1              Accounting Principles
6.1 (vi)             Compliance Statement
6.1 (x)              Business Plan
6.8                  Closing Confirmation
7.6.1 (i)            Financial Statements
7.6.2                Exemptions from Certain Line Items
7.7.1                Owned Real Estate
7.7.2                Encumbrances on Owned Real Estate
7.7.4                Leased Real Estate
7.8.1                Owned IP-Rights
7.8.4                Licensed IP-Rights
7.8.8                Exception to Company's IP Rights
7.8.10               Confidential Information
7.8.11               Intellectual Property Agreements
7.9.1 (a)            Disposed Assets
7.9.1 (b)            Other Encumbrances or Security Rights
7.9.4                Disaster Recovery Plan
7.10.1 (i) to (xv)   Material Agreements
7.10.2               Fixed Price Agreements
7.11.1               List of Employees
7.11.2               Key Employees
7.11.3               Key Employees Contracts to be terminated
7.11.4               Employee Benefits
7.11.5               Group Insurance
7.11.6               Collective Agreements
7.11.7               Labour Disputes
7.12.1               Missing Permits
7.12.2               Compliance with Permits and Laws
7.12.3               Public Subsidies
7.13                 Product Liability
7.14                 Insurance Policies
7.15                 Pending Litigation
7.16.1               Tax Audits
7.16.3               Tax Rulings or Agreements
7.19                 Material Changes
7.19.1 (vii)         Budget
7.20                 Material Customers
7.21                 Environmental Disclosure
8.6.3 (a)            Dataroom Index
8.6.3 (b)            Disclosures Letter
20.8                 Arbitration Agreement

                            SHARE PURCHASE AGREEMENT

between

1.   a)   Schoeller Wavin Systems Closed Loop GmbH, Werkstrasse 122, D-19061
          Schwerin, Germany, a company with limited liability incorporated under the laws of Germany, registered with the Commercial Register Schwerin under HRB 8736, represented by its counsel Freshfields Bruckhaus Deringer ("Freshfields") under power of attorney

     b) May Pet Auslandsbeteiligung GmbH, Peter-May-Strasse 45, D-50374 Erftstadt, Germany, a company with limited liability incorporated under the laws of Germany, registered with the Commercial Register Cologne under HRB 43768, represented by its counsel Freshfields under power of attorney

     c) Nimalux S.A., Place de Nancy 6, L-2212 Luxembourg, Luxembourg, a stock corporation incorporated under the laws of Luxembourg, registered with the Luxembourg Trade and Companies Register under the number B 64240, represented by its counsel Freshfields under power of attorney

     d) Mathieu Haels as controlling shareholder of Nimalux S.A., residing at Rue du Miroir 6, B-6820 Florenville, Belgium, represented by its counsel Freshfields under power of attorney

     e) Marc Jacobs, an individual residing at 12, Chemin du Fockeschlass, L-8386 Koerich, Luxembourg, represented by its counsel Freshfields under power of attorney

                                                      - collectively "SELLERS" -

and

2. Plastipak Luxembourg S.a.r.l., an entity incorporated under the laws of Luxembourg represented by William C. Young

                                                                 - "PURCHASER" -

3. Plastipak Packaging Inc, 41605 Arbor Road, Plymouth, Michigan 48170 - 0907, USA, a company incorporated under the laws of Delaware represented by its Chief Executive Officer, William C. Young.

                                                                 - "GUARANTOR" -

                             - Sellers, Purchaser and Guarantor the "PARTIES" -.

PREAMBLE

A. Sellers collectively own 100% of the issued and outstanding shares in LuxPET A.G./S.A., a company active in the manufacture and supply of polyethylene terephthalate ("PET") preforms for general use in the plastic packaging business.

B. Mathieu Haels who is the sole shareholder of the Seller Nimalux S.A. is currently Managing Director ("Taglicher Geschaftsfuhrer") of LuxPET A.G./S.A and the Seller Marc Jacobs is currently General Manager of LuxPET A.G./S.A (Mr. Haels and M. Jacobs collectively "MANAGERS").

     It is intended by the Managers and the Purchaser that following the Closing of the transaction contemplated herein, Mr. Haels and Mr. Jacobs will continue to work in their current positions, as provided for in respective agreements between the Managers and the Purchaser.

     Concurrently with the execution of this Agreement, but subject to the Closing of the transactions contemplated herein: (1) Purchaser, Nimalux S.A. and Mr. Jacobs have entered into an Earn Out Agreement pursuant to which Purchaser will pay Nimalux S.A. and Mr. Jacobs additional purchase price for their Shares depending upon the results of the Company's business following the Closing; and (2) the Company, Mr. Haels and Mr. Jacobs have entered into Employment Agreements providing for the continued service of Mr. Haels and Mr. Jacobs following the Closing.

C. Purchaser is a subsidiary of Guarantor and intends to purchase 100% of the share capital of LuxPET A.G./S.A. Guarantor is active in, among other things, the design, manufacture of PET preforms and PET and HDPE Containers for general use in the plastic packaging business.

D. Guarantor is a Party to this Agreement solely to guarantee Purchaser's payment of the Purchase Price at the Closing, and its obligation will terminate after the Final Purchase Price is paid in full.

Now, the Parties agree as follows:

1.   CERTAIN DEFINED TERMS AND ABBREVIATIONS

     In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meanings:

     "AFFILIATES": any individual persons or Legal Entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of
     Section 15 AktG.

     "AKTG": the German Stock Corporation Act ("Aktiengesetz").

     "AO": the German Tax Code ("Abgabenordnung").

     "AUTHORITY": any body of the public administration ("Behorde"), whether governmental, federal, state, municipal or other, within the meaning of
     Section 1 (4) of the German Federal Public Administration Act ("Verwaltungsverfahrensgesetz") or under the laws of any other jurisdiction including, without limitation, Luxembourg, Belgium and France.

     "BGB": the German Civil Code (,,Burgerliches Gesetzbuch").

     "BUSINESS DAYS": any days other than Saturdays, Sundays and public holidays in Luxembourg.

     "CLOSING DATE" shall have the meaning as defined in Section 6.6.

     "DIRECTOR": any director ("Verwaltungsratsmitglied"), managing director ("Geschaftsfuhrer"), member of the management board (Mitglied des Vorstandes) or any other statutory executive representative ("gesetzlicher Vertreter") or any member of a supervisory body of any Legal Entity in any jurisdiction.

     "ENVIRONMENTAL LAWS" shall mean all applicable and legally binding laws (Gesetze, Verordnungen, Satzungen), ordinances (Verwaltungsvorschriften), rules, directives and regulations (technische Normen und Regelwerke) relating to environmental matters and being applicable to the Company or the Covered Properties, as the case may be as in force and effect on the Signing Date..

     "ENVIRONMENTAL LIABILITIES" shall mean all Damages resulting directly from:

     (a) obligations of Purchaser or the Company to carry out clean-up measures (SanierungsmaBnahmen), and measures to eliminate, reduce or otherwise remedy an immediate danger to life or health (MaBnahmen zur Abwehr von unmittelbar drohenden Gefahren fur Leben und Gesundheit), in each case relating to an Existing Environmental Condition ("ENVIRONMENTAL REMEDIATION MEASURES"), provided, however, that such measures (x) have to be performed pursuant to a final or immediately enforceable order by an Authority (bestandskraftiger oder sofort vollziehbarer Verwaltungsakt), a final court judgment, or arbitral award (rechtskraftiges Urteil oder Schiedsspruch), or an agreement entered into with the consent of the Sellers' with an Authority relating to clean-up measures (offentlich-rechtlicher Sanierungsvertrag), which consent shall not be unreasonably withheld or delayed; (y) have been consented to in writing by Sellers, which consent shall not be unreasonably withheld or delayed; or (z) are necessary to eliminate, reduce or otherwise remedy an immediate danger to life or health; and

     (b) claims of third parties for compensation of Damages suffered as a result of Existing Environmental Conditions.

     "EQUITY INTERESTS": any shares, stock or other form of securities in any stock corporation or other form of legal entity or any interests in partnerships, joint ventures, silent partnerships, sub-participation or similar agreement.

     "EXISTING ENVIRONMENTAL CONDITION" shall mean the presence on the Closing Date of Hazardous Materials in the soil, leachate (Sickerwasser), soil-vapor (Bodenluft), ground water, surface water (Oberflachenwasser), or building of the Owned Real Estate, the Leased Real Estate or any other real properties which have been owned, occupied (Inhaberschaft der tatsachlichen Gewalt) or used by the Company on or prior to the Closing Date (collectively the "COVERED PROPERTIES").

     "GAAP": the statutory accounting (including valuation and consolidation) principles generally accepted in Luxemburg.

     "GMBHG": the German Act on Limited Liability Companies (Gesetz betreffend Gesellschaften mit beschrankter Haftung).

     "HAZARDOUS MATERIALS" shall mean any pollutants, contaminants or hazardous substances exposure to which is prohibited or limited according to Environmental Laws including, without limitation, oil, petroleum, asbestos, hazardous wastes or toxic, explosive or radioactive substances.

     "HGB": the German Commercial Code (Handelsgesetzbuch).

     "LEGAL ENTITY": any corporation, company, partnership, association or other legal entity, whether having separate legal personality or not, established pursuant to the laws of any jurisdiction.

     "LSC": the Luxembourg Law of August 10, 1915 governing commercial companies.

     "OFFICER": any managing director (Geschaftsfuhrer) or member of the management board (Mitglied des Vorstandes) of any Legal Entity in any jurisdiction.

     "PET-CYCLE": PET-CYCLE Entwicklungs- und Arbeitsgemeinschaft GmbH & Co.
     KG's.

     "PET-CYCLE AGREEMENTS": the Agreements between the Company and PET-CYCLE, i.e. Articles of Association and Trust Agreement ("Gesellschaftsvertrag" und "Treuhandvertrag") together with the Supplement Agreement ("Erganzungsvereinbarung zum Treuhand und Abtretungsvertrag") to the Trust and Assignment Agreement dated April 14, 2000 as well as the License Agreement between the Company and PET-CYCLE of December 19, 2001.

     "RELATED PARTIES": any individual persons or Legal Entities who or which are (i) Affiliates or (ii) relatives (Angehorige) within the meaning of
     Section 15 of the German Tax Code (Abgabenordnung - AO).

     "RELEASE" means any spill, emission, leaking, deposit, discharge, dispersal, or other release of a Hazardous Materials into the environment.

     "REPRESENTATIVES": the Directors, Officers, employees, agents, consultants and professional advisers of any individual person or Legal Entity.

     "TAXES": all direct, indirect or ancillary taxes, duties, withholdings, imposts, levies and social security or other similar contributions imposed by any regional, national or other authority or body under applicable law, and all related charges, interest, penalties, fines and expenses, in each case payable by the Company.

2.   CURRENT STATUS OF THE COMPANY AND THE GROUP ENTITIES

2.1  The Company.

     LuxPET A.G./S.A. (the "COMPANY") is an Aktiengesellschaft (stock corporation) established under the laws of Luxembourg with its registered office at Zone Industrielle Bommelscheuer, L-4940 Bascharage, Luxembourg and registered with the Luxembourg Trade and Companies' Register under number B 64022. The stated capital (Gesellschaftskapital) of the Company amounts to EUR 5,469,075 and is split into 218,763 registered shares ("Namensaktien") at a nominal value of E25.00 each. No share certificates have been issued.

2.2  The Shares.

     Collectively Sellers hold 100 per cent of the stated capital of the Company consisting of the following registered shares (the "SHARES") and are held by the respective Seller as follows:

SELLER AND SHAREHOLDER                     NUMBER OF SHARES   NOMINAL AMOUNT EUR
----------------------                     ----------------   ------------------
Schoeller Wavin Systems Closed Loop GmbH        112,116            2,802,900
MayPET Auslandsbeteiligung GmbH                  71,098            1,777,450
Nimalux S.A.                                     28,682              717,050
Marc Jacobs                                       6,867              171,675
                                                -------            ---------
TOTAL:                                          218,763            5,469,075
                                                =======            =========

2.3  Subsidiaries; Group Entities.

     Other than its directly held 2.02% equity interest in PET Cycle Entwicklungs- und Arbeitsgemeinschaft GmbH & Co. KG and its indirectly held 2.02% interest in PET Cycle Entwicklungs- und Arbeitsgemeinschaft GmbH, the Company does not hold, directly or indirectly, any Equity Interests in other Legal Entities.

2.4  Corporate Documents.

     EXHIBIT 2.4 includes for the Company a list (stating for each document listed the type and date and its reference number in the Data Room Index) of: (i) the current commercial register extract (or, in the case of foreign entities, an equivalent document), (ii) pending register applications (or equivalent documents), if any, (iii) the current version of the articles of association or partnership agreement (or equivalent document or agreement), and (iv) any pending shareholder or partner resolutions or other statements to change such articles or agreement (collectively the "CORPORATE DOCUMENTS").

2.5  Shareholder Loans.

2.5.1 There are no outstanding shareholder loans. All previously existing shareholder loans have been repaid in full by the Company.

2.5.2 The Company does not owe any advisers' fees to Ermgassen & Co., legal counsel or other advisers in connection with the transaction contemplated by this Agreement. All such fees and expenses are to be paid by Sellers net of the proceeds that they receive at Closing.

2.6  Shareholders' Agreements.

     Each of the Sellers hereby waives vis-a-vis each Party to this Agreement and the Company (agreement for the benefit of the Company/Vertrag zugunsten der Gesellschaft) any rights or obligations under any Shareholder Agreement between the Sellers (the "SHAREHOLDERS AGREEMENTS") to the extent such Shareholders Agreements provide for any rights or obligations against the Company or the Purchaser or the Guarantor in connection with this transaction. The foregoing waiver shall become null and void in the event the Closing does not take place and the Preliminary Purchase Price is not paid in full as contemplated in this Agreement.

3.   SALE AND TRANSFER

3.1  Sale of Shares.

     Each Seller hereby sells (verkauft), on the terms of this Agreement, the Shares held by it or him free and clear of all liens, claims, restrictions and encumbrances to Purchaser. Upon payment of the Purchase Price in full, the Sellers shall transfer such Shares to Purchaser at the Closing, free and clear of all liens, claims and encumbrances.

     To effectuate the transfer of title at Closing, Sellers shall deliver a written transfer document as well as the Company's stock ledger ("Aktienbuch") with the Purchaser registered as new shareholder both as provided for under Section 6.6.

3.2  Effective Date

     For balance sheet and tax purposes the transfer shall become effective on the November 1, 2005 0.00 am CET ( the "EFFECTIVE DATE").

3.3  Ancillary Rights.

     The sale and transfer of the Shares shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to any undistributed but distributable profits and dividends.

3.4  Consent of Shareholders' Meeting of the Company.

     The Sellers hereby call and convene a shareholders' meeting of the Company and resolve unanimously that the shareholders' meeting of the Company hereby grants its consent to the sale and transfer of the Shares under this Agreement as required by the articles of the Company, the consent to the transfer being subject to the condition precedent (aufschiebende Bedingung) that the Preliminary Purchase Price will be fully paid as set out in
     Section 4.1.4.

3.5  Consent of Seller Marc Jacob's Spouse.

     By written statement, the original of which is attached as EXHIBIT 3.5, Seller Marc Jacobs' spouse consented to this Agreement and the sale and transfer of the Shares hereunder as required by Section 1365 BGB.

4.   PURCHASE PRICE; PAYMENTS; ESCROW

4.1  Determination and Payment of Purchase Price.

4.1.1 Purchase Price.

     The total purchase price for the Shares (the "PURCHASE PRICE") payable in Euros shall be the balance of the following (the "PURCHASE PRICE ELEMENTS"):

     (i) Seven (7) times the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA" as further defined in Section 4.1.2), (the "CLOSING DATE BASE AMOUNT");

     (ii) minus the Debt (defined in Section 4.1.2) of the Company as of October 31, 2005 (the "CLOSING DATE DEBT");

     (iii) plus cash and cash equivalents as of October 31, 2005 up to a maximum of 1,633,711 Euros (the "CLOSING DATE CASH");

     (iv) minus 300,000 Euros (the "CLOSING DATE CAPEX ADJUSTMENT AMOUNT"); and

     (v) minus any inventory that is not useable or saleable in the ordinary course of business as of October 31, 2005 (reclaimed value will be credited to the account) ("CLOSING DATE NON USEABLE INVENTORY")

     (vi) plus agreed surplus in favour of Sellers in an amount of E1,026,462 (the "AGREED SURPLUS")

     as reflected in the Company's financial statements for the twelve month period ending October 31, 2005 and prepared as provided for in Section
     5.1.1 - 5.1.3 (the "CLOSING DATE FINANCIAL STATEMENTS"), and as finally determined pursuant to the provisions of Section 5.1.4 through 5.1.8 (the "FINAL CLOSING DATE FINANCIAL STATEMENTS").

4.1.2 Definitions.

4.1.2.1 The Company's financial statements as of December 31, 2004 were not, when originally prepared, drawn up according to the Accounting Principles.

4.1.2.2 The balance sheet items referred to in the following definitions shall be calculated according to the Accounting Principles.

4.1.2.3    The Purchase Price Elements are defined as follows:

     (i) "CLOSING DATE DEBT" shall mean the sum of the following category of items:

          -    Line item no. C.1) "Debenture loans",

          - Plus line item no. C.2) "Amounts owed to credit institutions" (including interest accrued and any prepayment penalties),

          -    Plus line item no. C.5) "Bills of exchange payable",

          - Plus line item no. C.6) "Amounts owed to affiliate undertakings" (excluding trade payables),

          - Plus line item no. C.7) "Amounts owed to undertakings with which the company is linked by virtue of participating interests" (excluding trade payables).

          - Plus the present value (Barwert) of payment obligations under any leases that have been or, in accordance with GAAP are required to be, recorded as capital leases (it being understood that the lease arrangement with ING Lease as December, 17 2003 regarding the

               Actis coating machine is not and shall not be treated as a capital lease) and therefore not be regarded as Closing Date Debt;

          Any item shown on the Company's December 31, 2004 Balance Sheet which is not part of the definition of Debt pursuant to this Section 4.1.2, shall not be taken into account for the calculation of Debt.

     (ii) "CLOSING DATE CASH" shall be Line item D III 4 (cash at bank, cash in postal cash accounts, cheques and cash in hand) up to a maximum of 1,633,711 Euros.

     (iii) "CLOSING DATE NON USEABLE INVENTORY" shall mean any of the Company's inventory which is not useable or saleable in the ordinary course of business (reclaimed value will be credited to the account).

     (iv) "EBITDA" shall mean the Company's earnings, before interest, taxes, depreciation and amortization, but shall include only the following categories of items:

          -    Charge line item no. 12 "Profit for the financial year",

          -    Plus charge line item no. 3 "Value adjustments and amortization",

          -    Plus any interest charge,

          -    Less any interest income,

          -    Plus any Luxembuorg income tax.

..1.3 Determination of Preliminary Purchase Price.

4.1.3.1 The Purchase Price payable at the Closing (the "PRELIMINARY PURCHASE PRICE") shall be based upon Management Accounts per October 31, 2005 at
     23.59 hours C.E.T., to be prepared by the Company in accordance with the Accounting Principles and shall be delivered to Purchaser no less than fourteen (14) days prior to the Closing Date (the "MANAGEMENT ACCOUNTS").

     The Preliminary Purchase Price shall not exceed 102% of the projected purchase price as shown in the pro forma calculation of the Purchase Price as provided in Section 4.1.4.2, and in no event shall the Closing Date Cash included in the Management Accounts set forth above exceed 1,633,711 Euros.

4.1.3.2 The Management Accounts shall be presented in the same format as the pro forma which is attached as EXHIBIT 4.1.3. The Management Accounts shall include the Company's actual performance for the eleven months period ending September 30, 2005 plus the Company's projected performance for the month of October 2005.

4.1.4 Payment of Preliminary Purchase Price.

4.1.4.1 As part of the Closing, Purchaser shall in accordance with Section 6.6 make a payment of the Preliminary Purchase Price. Such payment shall be made

     (i) in the amount of EUR 6,000,000.00 (in words Euro six million) (the "ESCROW AMOUNT") to the Escrow Account (defined in Section 4.3.1);

     (ii) eighty (80%) percent of the Preliminary Purchase Price allocable to Nimalux S.A. and Mr. Jacobs shall be paid via the delivery of Purchaser's Promissory Note (the "NOTES"); and

     (iii) the balance of the Preliminary Purchase Price less the Escrow Amount and the amount of the Notes (the "INITIAL CASH PAYMENT AMOUNT") to Sellers' joint bank account (defined in Section 4.2.2).

4.1.4.2 A pro forma calculation of the Preliminary Purchase Price with good faith estimates of the Sellers as to the Closing Date Base Amount, Closing Date Debt, Closing Date Cash, Closing Date Non Useable Inventory, the Closing Date Capex Adjustment Amount and the Agreed Surplus is attached as
     EXHIBIT 4.1.4 containing a projection thereof as of October 31, 2005, and drawn up in accordance with the Accounting Principles.

4.1.5 No Right to Set-off.

     Any rights of the Purchaser and the Guarantor to set off and/or withhold any payments due to the Sellers under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

4.1.6 Payment Confirmations.

     Sellers shall instruct the banks maintaining Sellers' Bank Account, and the Parties shall jointly instruct the Escrow Agent (defined in Section 4.3.1), to confirm immediately upon receipt (final credit to Sellers' Bank Account and final credit to the Escrow Account - endgultige Gutschrift) of payment of sums equal to the Initial Cash Payment Amount and the Escrow Amount, respectively, such receipt to be made by telefax and to be addressed to all Parties (the "PAYMENT CONFIRMATIONS").

4.1.7 Post Closing Adjustments.

     4.1.7.1 Except as set forth in Section 4.1.7.2, the Preliminary Purchase Price paid at Closing shall be subject to adjustment on a Euro for Euro basis, based upon differences between the Preliminary Purchase Price determined pursuant to the Management Accounts and the Purchase Price resulting from the Final Closing Date Financial Statements (determined pursuant to the provisions of Section 5 below).

     4.1.7.2 Notwithstanding the foregoing and any provision in this Agreement to the contrary, if the Preliminary Purchase Price paid at Closing is between 46,400,000 Euros and 46,600,000 Euros (the "COLLAR"), and if the Final Purchase Price as determined pursuant to Section 5 below is also between 46,400,000 Euros and 46,600,000 Euros, no adjustment to the Preliminary Purchase Price shall be made. If, however, the Preliminary Purchase Price paid at Closing is higher or lower than the Collar, or if the Final Purchase Price as determined pursuant to
          Section 5 below is higher or lower than the Collar, then, in either such event, the provisions of this subsection shall not apply and all adjustments to the Preliminary Purchase Price shall be on a Euro for Euro basis as provided in Section 4.1.7.1 above.

4.1.8 Final Determination and Payment of Purchase Price.

     The Purchase Price shall be considered finally determined once the draft Closing Date Financial Statements have become final and binding upon the Parties (the "FINAL PURCHASE PRICE"). Subject to the provisions of Section 4.1.7.2, if the Final Purchase Price so determined exceeds the Preliminary Purchase Price, Purchaser shall pay to Sellers, pro rata, an aggregate amount equal to such excess (the "FINAL PURCHASE PRICE EXCESS"), and if the Final Purchase Price falls short of the Preliminary Purchase Price, Sellers shall pay to Purchaser an amount equal to such shortfall (the "FINAL PURCHASE PRICE SHORTFALL"); in each case with interest accruing on the amount of such Final Purchase Price Excess or Shortfall from October 31, 2005 to, but not including, the date of actual payment by Sellers or Purchaser, as the case may be, at the Applicable Interest Rate (defined in Section 4.2.4). Any such amount shall be paid within ten (10) Business Days of the draft Closing Date Financial Statements having become final and binding upon the Parties.

4.2  General Rules for Payments

4.2.1 Modes of Payment.

     Except for the Notes, any payments under this Agreement shall be made by wire transfer in immediately available funds, valued as of the relevant due date set out in this Agreement or as otherwise provided by law and free of bank and other charges for the recipient Party.

     Except for the Notes, any payments to Sellers or Purchaser under this Agreement shall be made to the bank accounts of Sellers or Purchaser, as the case may be, set forth in this Agreement or to such other bank accounts of which all Sellers acting jointly or Purchaser have notified the respective other Party in writing at least three (3) Business Days prior to the instructions for the respective wire transfer being given ("BANK ACCOUNTS").

4.2.2 Bank Account of Sellers and Allocation among Sellers.

     Except for the Notes, all payments to be made by the Purchaser and the Purchaser's Guarantor shall be made to the Sellers' trust account with Freshfields Bruckhaus Deringer:

          Account number: ____________

          Bank: Deutsche Bank Frankfurt

          Bank reference number: 500 700 10

          Swift Code: DEUTDEFF

     Such payment shall be deemed to be a proper discharge of Purchaser's and Guarantor's obligation and liabilities vis-a-vis the Sellers.

     The Sellers have agreed inter partes how the respective payments shall be allocated among the Sellers.

4.2.3 Bank Account of Purchaser.

     The payments to be made to the Purchaser shall be made to the following account:

          Account number:          _____________

          Bank:                    Lasalle Bank Midwest NA

          Bank Routing/ABA Number: 072000805

          Reference:               Plastipak Packaging, Inc.

4.2.4 Regular Interest.

     Except as otherwise provided herein, any payments due under this Agreement shall bear interest from and including October 31, 2005 to, but not including, the date of receipt on the basis of 365 days per year. Interest shall accrue at an annual rate equal to the three months Euro LIBOR ("LIBOR denominated in Euro") as of the day the payment in question becomes due plus 2% p.a. (the "APPLICABLE INTEREST RATE").

4.2.5 Default.

     If and to the extent that a payment under this Agreement is not fully paid on the day it becomes due, beginning as of the second Business Day following the payment due date, instead of the Applicable Interest Rate, such payment shall be subject to a default interest rate of 7% per annum (the "DEFAULT INTEREST RATE").

     Irrespective of the foregoing either Party shall be entitled to claim further damages caused by the default of the other Party.

4.2.6 Creditable Interest.

     To the extent that a Party receives any funds held in escrow pursuant to the terms of this Agreement, any interest accruing on and paid in connection with the release of such funds shall be applied as a credit against the Applicable Interest Rate or Default Interest Rate otherwise owed to such Party on account of the payment of such escrow funds.

4.3  Escrow

4.3.1 Escrow Agent and Escrow Account.

     No later than October 10, 2005, Sellers and Purchaser will jointly appoint ABN-AMRO Luxembourg to serve as their joint agent to receive and hold on behalf of both Parties the Escrow Amount (the "Escrow Agent") and will instruct the Escrow Agent to open a bank account to receive payment by Purchaser of the Escrow Amount (the "ESCROW ACCOUNT").

     The terms and conditions regarding the Escrow Account are set forth in an agreement to be executed between Sellers, Purchaser and the Escrow Agent prior to Closing, substantially in the form as attached as EXHIBIT 4.3.1 (the "ESCROW AGREEMENT").

4.3.2 Interest, Fees and Expenses.

     Interest accrued on the Escrow Amount shall be added to, and considered to be part of the Escrow Account.

     All fees and expenses of the Escrow Agent are to be borne by the Purchaser respectively the Sellers' in the ratio of the release of the Escrow Amounts to the Sellers respectively the Purchaser.

4.3.3 Distribution of Escrow Amount.

     The Escrow Amount shall be used and released as follows:

     (i) 3 Million Euros shall be used solely for the purpose of satisfying up to 3 Million Euros of the Sellers' post closing payments to be made to Purchaser pursuant to Sections 7, 8, 10 and 11 of this Agreement (breach of representations and indemnities).

          Out of these 3 Million Euros fifty (50%) percent of the then remaining funds (net of payments made to Purchaser and net of Purchaser's pending claims as provided below, including, without limitation, Purchaser's claims for unpaid receivables as contemplated in Section
          8.4.3 below) shall be distributed to the Sellers six (6) months following the Closing and any balance (net of any additional payments made to Purchaser and net of pending claims as provided below) shall be distributed to the Sellers on the first anniversary date of the Closing (the "ESCROW END DATE").

          Beginning as of the Closing Date, interest shall accrue on any funds due to the Sellers under this Section 4.3.3(i) at the interest rate provided for in the Escrow Agreement.

     (ii) An additional 3 Million Euros shall be used solely for the purpose of satisfying up to 3 Million Euros of any Purchase Price adjustments (Final Purchase Price Shortfall pursuant to Sections 4.1.7. and 4.1.8) for which the Sellers are responsible.

          Out of this 3 Million Euros, Purchaser shall be entitled to receive an amount equal to the Final Purchase Price Shortfall (if any) owed by the Sellers pursuant to Sections 4.1.7 and 4.1.8.

          Beginning as of the Closing Date, interest shall accrue on funds due to the Sellers under this Section 4.3.3(ii) at the Applicable Interest Rate.

     The funds held in escrow do not constitute a limit on Sellers' obligations or liability with respect to the Purchase Price adjustments or to Sellers' liability for the breach of their representations made in this Agreement or for Sellers' indemnification obligations; rather, the funds held in escrow merely constitute a ready source of funds (but subject to the restrictions set out under subsections (i) and (ii) above) out of which Sellers will satisfy up to 6 Million Euros of such obligations and liabilities.

4.3.4 Releases from Escrow Account.

     The Escrow Agent shall be instructed to release any funds on the Escrow Account only

     (i) in accordance with corresponding (ubereinstimmenden) or joint written instructions from Sellers and Purchaser; or

     (ii) to Purchaser in such amounts in which payment claims of Purchaser against Sellers under or in connection with this Agreement have been adjudicated by final court judgment (rechtskraftiges gerichtliches Urteil) or arbitral award (Schiedsspruch), in each case upon presentation by Purchaser of an original (Ausfertigung) of the respective judgment or award; or

     (iii) pursuant to Section 4.3.5.

4.3.5 Final Release.

     4.3.5.1 Within the time frames and amounts specified under Section 4.3.3, the Escrow Agent shall release to Sellers the respective funds in the Escrow Account after deducting the aggregate amount of any claims which the parties have agreed should be, but have not yet been paid, and after deducting any outstanding asserted payment claims (including accrued interest) with respect to which the Purchaser has timely (i.e., prior to the expiry dates set out in Section 4.3.3. (i)) and duly commenced arbitration proceedings pursuant to Section 20.8 against Sellers in the form and period set out in Section 4.3.5.3 (the "ASSERTED CLAIMS"). The funds remaining in the Escrow Account after such release shall be released by the Escrow Agent pursuant to Section 4.3.4 (i) or (ii), or to Sellers in the amounts of any Asserted Claims that have been denied by final court judgment or arbitral award, upon presentation by Sellers of an original of the respective judgment or award.

     The funds remaining in the Escrow Account after such release shall be released by the Escrow Agent pursuant to Section 4.3.4 (i), or to Sellers in the amounts of any Asserted Claims that have been denied by final court judgment or arbitral award, upon presentation by Sellers of an original of the respective judgment or award.

4.3.5.2 The amounts held in Escrow pursuant to Section 4.3.3(ii) (that is, 3 million Euros) shall be released within five Business Days after the Final Purchase Price has been determined pursuant to Section 4.1.8. A release of the fund held in escrow pursuant to Section 4.3.3(ii) shall be made to the Sellers to the extent the final purchase price exceeds the aggregate amount of the principal amount of the Notes and the Initial Cash Payment amount (less a pro rata share of the Escrow Agent fees as contemplated in Section 4.3.2, and plus the interest accrued on such funds released to Sellers). The remaining funds shall be released to the Purchasers.

4.3.5.3 Notwithstanding the foregoing should Purchaser make a claim against the Escrow Account at any time during the two week period prior to the Escrow End Date (a "SUNSET CLAIM"), the Escrow Agent shall be instructed to release to the Sellers, thirty (30) days following the expiration of the Escrow End Date, any funds held by the Escrow Agent in connection with such Sunset Claim, unless, prior to the end of such 30-day period: (a) the Sellers and the Purchaser have given the Escrow Agent joint written instructions regarding the distribution of such funds (in which case, the Escrow Agent shall release such funds as instructed by the Parties); or (b) the Purchaser has commenced arbitration proceedings against Sellers pursuant to Section 20.8 (in which case, the Escrow Agent shall release such funds only when and as instructed by the arbitrator).

5.   CLOSING DATE FINANCIAL STATEMENTS; CHANGE OF FISCAL YEAR

5.1  Preparation of Closing Date Financial Statements

5.1.1 Content.

     The contents of the Closing Date Financial Statements shall consist of:

     (i) a balance sheet (Bilanz) at October 31, 2004, December 31, 2004 and October 31, 2005, all of which are to be prepared in accordance with GAAP and separately showing all adjustments made to such balance sheets to reflect the application of the Accounting Principles, together with all work papers and other supporting documents related thereto;

     (ii) a profit and loss statement (Gewinn- und Verlustrechnung) for the twelve month periods ending October 31, 2004, December 31, 2004 and October 31, 2005, all of which to be prepared in accordance with GAAP and separately showing all adjustments made to such profit and loss statements to reflect the application of the Accounting Principles, together with all work papers and other supporting documents related thereto; and

     (iii) a statement (the "PURCHASE PRICE DETERMINATION STATEMENT") setting forth in reasonable detail:


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

          (a)  the Closing Date Debt;

          (b)  the Closing Date Cash;

          (c)  the Closing Date Capex Adjustment Amount;

          (d)  the Closing Date Non Useable Inventory;

          (e)  the Purchase Price Adjustments;

          (f)  the Agreed Surplus; and thus

          (g)  the Final Purchase Price.

5.1.2 Accounting Principles.

5.1.2.1 The Closing Date Financial Statements shall be prepared in accordance with GAAP, consistently applied as in the business year 2004, and subject to the contractual accounting principles set forth in Section 5.1.2.2 below. The accounting principles of the Company are attached hereto as
     EXHIBIT 5.1.2.1. The order of priority set forth in Section 5.1.2.3 shall control.

5.1.2.2 The contractual accounting principles shall include the following:

     (a) Pursuant to Section 7.6.4 the Sellers warrant the collectibility of all receivables. Accordingly, no depreciations, accruals or reserves (on a lump sum basis or in an individual case) shall be made in any element of the Closing Date Financial Statements.

     (b) With regard to Tax reserves for the purposes of the indemnification provision under Section 10, the Sellers' view shall be decisive, after good faith discussions with the Purchaser.

     (c) Should claims or liabilities exist in another currency than Euro, all claims and liabilities shall be converted into Euro on the basis of the conversion rate applicable on October 31, 2005 as published by the European Central Bank at http://www.ecb.int/stats/eurofxref/ which rate shall be decisive.

     (d)  If and to the extent that any breaches of Sellers' covenants in
          Section 12.1 or 12.2 have resulted in the Closing Date Debt being lower than they were but for such breach of covenant, the breach shall for the purposes of preparing the Closing Date Financial Statements be ignored, i.e. the Closing Date Financial Statements shall be prepared as if such breach of covenant had not occurred.

     (e) For the avoidance of doubt, any external costs of the Company for the preparation of the Closing Date Financial Statements and the financial statements for shortened fiscal year ending October 31, 2005, both to be borne by the Sellers and deducted from the net proceeds payable to Sellers at Closing, shall not be taken into account for the calculation of the EBITDA, Closing Date Debt, Closing Date Cash, Closing Date Ex Adjustment Amount or Agreed Surplus.

     (f) The present value of all payment obligations under any capital leases that have been, or in accordance with GAAP are required to be, recorded as capital leases, shall be so recorded. It is agreed that the lease agreement with ING as of December 17, 2003 is not and shall not be deemed to be a capital lease for the purposes of this Agreement.

     (g) Inventory is to include only usable items and shall be calculated at the lower of cost or market, and, subject to the provisions of Section
          4.1.2.3 above, the usability and the respective cost value and market value to be determined according to the accounting principles of the Company set out in Exhibit 5.1.2.1; provided that the reclaimed value will be credited to the account.

5.1.2.3 In the event of discrepancies, the following priorities shall apply:

     (a) contractual accounting principles set forth in Section 5.1.2.2 above (1st priority);

     (b) principles of orderly bookkeeping and accounting pursuant to GAAP (2nd priority);

     (c)  consistent application of accounting principles set forth in EXHIBIT
          5.1.2.1 (3rd priority), the consistency to be determined on the basis of the annual financial statements of the business year 2004.

5.1.2.4 The accounting guidelines and principles specified in this Section 5.1.2 are hereinafter collectively referred to as the "ACCOUNTING PRINCIPLES".

5.1.3 Drawing up of Closing Date Financial Statements.

     The Sellers and - after the Closing - the Purchaser shall instruct in course the management of the Company to prepare draft Closing Date Financial Statements and Reports on the situation of the Company for the period from November 1, 2004 through October 31, 2005. Such Closing Date Financial Statements shall be delivered to Sellers and Purchaser by November 30, 2005.

     The draft Closing Date Financial Statements shall be prepared by the management of the Company in the English language in accordance with the Accounting Principles.

5.1.4 Review of the Draft Closing Date Financial Statements and Adjustment Statement

     The Parties shall be entitled to review the draft Closing Date Financial Statements (including a draft Purchase Price Determination Statement) within sixty (60) days (the "REVIEW PERIOD") after receipt from the Company. Upon request, either Sellers or Purchaser may request a reasonable extension (not more than 14 calendar days) of the 60-day Review Period to complete their work if such extension is necessitated by the delay of the Company or its outside accountants in providing information needed to complete the review. For the purpose of undertaking the review each side (the Sellers on the one side and the Purchaser and the Guarantor on the other side) shall be entitled to have an accounting firm of their choice to prepare their own set of draft Closing Financial Statements of the Company or to review the draft Closing Financial Statements prepared by the Company by applying the Accounting Principles (the "PARTIES FINANCIAL STATEMENTS"). The Parties' Financial Statements shall set forth any adjustment (the "ADJUSTMENT STATEMENT") appropriate in the respective Parties' view. In doing so, any objections to the draft Closing Date Financial Statements (including a Purchase Price Determination Statement) proposal by the Company shall be notified to the Sellers or the Purchaser, as the case may be, specifying in writing each individual balance sheet item and / or adjustment rule and sufficient reasons for such objections.

5.1.5 Access to Information

     The Parties and their auditors shall have full access to the management, employees, accounts and other financial information of the Company and to the working papers of the Company's auditor as is reasonably necessary for the review according to Section 5.1.4. The Sellers and - after the Closing
     - the Purchaser shall procure that the Company grants such access and that the Company's auditor be released from its professional confidentiality obligation for the benefit of the Parties and their auditors, and that the Company authorizes and instructs the company's auditor to grant unlimited access to the Parties and their auditors with respect to its working papers and any related documentation (whether in electronic form or otherwise).

5.1.6 Notification of Objections

5.1.6.1 To the extent that neither the Sellers nor the Purchaser duly notifies the other of any objections to the draft Closing Date Financial Statements (including a Purchase Price Determination Statement) within the Review Period (or extension thereof as provided in Section 5.1.4 above), the draft Closing Date Financial Statements shall become final and binding upon the Parties upon expiration of the Review Period.

5.1.6.2 In the event that the Sellers or the Purchaser notifie(ies) any objections to the draft Closing Date Financial Statements (including a Purchase Price Determination Statement) within the Review Period, the Parties shall then attempt to reach an agreement on the treatment of such objections within ten (10) Business Days after receipt of such notification. Any amendments to balance sheet assessments or valuations or the calculation of the adjustment of the purchase price unanimously agreed upon by the Parties shall be incorporated into the draft Closing Date Financial Statements.

5.1.6.3 If an agreement on all issues can be reached, then the draft Closing Financial Statements shall become final and binding upon the Parties.

5.1.7 Resolution Disputes Regarding the Closing Date Financial Statements

5.1.7.1 Any objections regarding the draft Closing Date Financial Statements upon which the Parties do not reach an agreement according to Section 5.1.6 shall be decided upon by a written expert opinion (Schiedsgutachten) prepared by KPMG Cologne as neutral expert (Schiedsgutachter) (the "EXPERT"),who shall be jointly instructed by the Parties. If KPMG Cologne is not prepared to act as Expert, or is unable to act as Expert due to a conflict of interest or fails to confirm its readiness to act as Expert under this Agreement within five (5) Business Days after having received a written request by either Party pursuant to this Section 5.1.7, then upon request of either Party the President of the Institute of Chartered Accountants (Institut des Reviseurs d'Enterprise), Luxembourg, shall appoint a major international accounting firm of appropriate and similar standing which shall then become the Expert for the purpose of this Agreement.

5.1.7.2 With regard to any issues which remain in dispute between the Parties the Expert shall determine by way of a written opinion whether and to what extent the draft Closing Date Financial Statements comply with the Accounting Principles; provided that the Expert shall only decide upon the items specified in the notifications of objection and in making the decisions shall remain within the range of positions taken by the Parties.

5.1.7.3 Any balance sheet assessments or valuations determined in the Expert's opinion in accordance with Section 5.1.7.2 within the scope of the Expert's mandate shall be incorporated into the draft Closing Date Financial Statements, which shall thus become final and binding upon the Parties.

5.1.8 Procedure

5.1.8.1 The Parties shall each make available to the Expert their set of the Parties Financial Statements, their respective statements of objection and all other documents and other data reasonably required by the Expert to make the required decisions and determinations.

5.1.8.2 The Expert shall immediately submit copies of all documents and other data made available by a Party to the respective other Parties. Before deciding on the issues put to him or her by the Parties, the Expert shall grant the Parties the opportunity to present their respective positions, which shall include the opportunity of at least one hour hearing in the presence of all Parties and their professional advisers.

5.1.8.3 The Parties shall instruct the Expert to use his or her best efforts to deliver his or her written opinion with reasons for the decisions as soon as reasonably practical, but not later than within thirty (30) days of the issues in dispute having been referred to the Expert.

5.1.8.4 Except manifest error or intentional fault, the Expert's decisions and the Closing Date Financial Statements as determined by the Expert shall be final and binding upon the Parties for purpose of determining the Final Purchase Price (except for any disputes on the breach of Sellers' covenants under

     Section 12 and the effect of such breach on the Closing Date Financial Statements pursuant to the last sentence of Section 5.1.2.2 lit d, which dispute, in the absence of an amicable settlement by the Parties shall be subject to being resolved by arbitration as provided for in Section 20.8).

5.2  Change of Fiscal Year.

     Promptly after the date of this Agreement, the Sellers will take all necessary measures to change the fiscal year of the Company to the period from 1 November 2005 through 31 October 2006.

5.3  Costs and Expenses.

5.3.1 The Company's external costs for the preparation of the draft Closing Date Financial Statements and the Company's external costs for the preparation of the statutory financial statements reflecting the shortened fiscal year from January 1, 2005 through October 31, 2005 shall be borne by the Sellers.

5.3.2 All costs arising out of or in connection with any review of the Closing Date Financial Statements referred to in Section 5.1.4 by the Parties shall be borne by the reviewing Party alone.

5.3.3 All costs and expenses incurred through the involvement of the Expert and the proceedings pursuant to Section 5.1.7 shall be advanced and borne by the Sellers and the Purchaser, in the first instance, in equal amounts (50:50). Each of the Sellers and the Purchaser shall bear their own costs and the costs of their advisers.

5.3.4 The Expert may decide in its equitable discretion upon the final allocation of his costs taking into account his or her decision and the original positions and motions of the Sellers and the Purchaser.

6.   CLOSING CONDITIONS AND CLOSING

6.1  Closing Conditions.

     The obligation of the Parties to take the actions set out in Section 6.5 shall be subject to each of the following conditions (the "CLOSING CONDITIONS") having been either fulfilled or waived by the Party entitled to exercise such waiver pursuant to Section 6.2:

     (i) The transaction contemplated by this Agreement may be lawfully consummated pursuant to Sections 35 et subseq. German Antitrust Act (Gesetz gegen Wettbewerbsbeschrankungen - GWB) without any conditions or limitations other than conditions or limitations that (a) impose mere formalities; (b) do not restrict or otherwise affect the future business activities of Purchaser, Purchaser's Affiliates or the Company in any manner; or (c) Purchaser has accepted in writing.

     (ii) The representations of Sellers in Section 7 are - subject to the update provided for in Section 7.1 - correct in all material respects as of the Closing Date as if made on such date.

     (iii) Sellers have complied in all material respects with the covenants and other obligations set out in this Agreement on or prior to the Closing Date.

     (iv) No circumstances within the Company's business have occurred that have materially adversely affected, or are reasonably likely to materially adversely affect, the Company's assets, business, financial condition, results of operations or prospects.

     (v) Receipt by Purchaser of the unconditional consent of Purchaser's lending group and senior note holders. Purchaser hereby warrants that to the best of its knowledge, its lending group will consent to the transaction contemplated herein;

     (vi) Sellers have confirmed to Purchaser that the Closing Conditions set forth under items (ii) through (iv) above are fulfilled by issuing to Purchaser a written statement substantially in the form of the draft statement attached as EXHIBIT 6.1 (VI) (the "COMPLIANCE STATEMENT").

     (vii) Mr. Jurgen May and Mr. Erik de Bokx have tendered in writing their resignations effective as of the full payment of the Preliminary Purchase Price with full release of the Company from all present and future obligations owed to Mr. May and Mr. Erik de Bokx (the "RESIGNATION").

     (viii) Delivery of PET-CYCLE's written confirmation that (1) the Closing of this transaction will neither cause and/or entitle PET-CYCLE to terminate the Company for cause as an indirect limited partner/trustee under the Partnership and Trust Agreement of PET-CYCLE nor the License Agreement between the Company and PET-CYCLE of December 19, 2001, and
          (2) the Guarantor's engagement in the plastics recycling business does not constitute or may be interpreted as a violation of the confidentiality provision under Section 20 of the Partnership Agreement by the Company or by Purchaser.

     (ix) Sellers have delivered all final and valid operating permits under Commodo Incommodo regulation as well as all the reports and writings required by Luxembourg laws and regulations related thereon, issued by companies or bodies approved for this purpose by the minister responsible for environment ("organismes agrees") as imposed by the Commodo Incommodo regulation and permits, which evidence shall be given in the form of a copy thereof.

     (x) Sellers have delivered a written consent and letter of confirmation, in a form reasonably acceptable to Purchaser, from the Government of the Grand-Duchy of Luxembourg: (a) consenting to the change of control resulting from the transactions contemplated hereby; and (b) confirming that the Government will lease to the Company the land that is the subject of the plant expansion contemplated in the Business Plan, as well as confirming that the Government will grant the Company a right of first refusal to lease or acquire the land adjacent to the plant, on which the Company has planned to build a building in 2006 as set forth in the Company's Five Year Business Plan attached as EXHIBIT 6.1(X) (the "BUSINESS PLAN").

     (xi) Purchaser shall have completed its due diligence investigation of: (a) the environmental condition of the business; (b) the condition of the Company's facilities, building and improvements; and (c) an assessment of the Company's machinery and equipment; and, with respect to the foregoing, such due diligence investigation does not reveal any conditions which, in the aggregate, exceed 500,000 Euros as reasonably estimated by Purchaser; provided, however, that notwithstanding such materiality standard, Sellers shall be responsible for remedying any conditions revealed as a consequence of such inspections (without regard to any limitation of liability set forth in this Agreement) even if such conditions, in the aggregate, may be less than 500,000 Euros, and/or the fact that Purchaser waives this Closing Condition and proceeds to Closing.

6.2  Waiver of Closing Conditions.

     Except for the Closing Condition set forth in Section 6.1(i) (anti-trust) and Section 6.1(v) (consent of the lending group and the bond holders), Purchaser may waive part or all of each of the Closing Conditions in
     Section 6.1 by written notice to Sellers. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not limit or prejudice any claims any Party may have with respect to any non-fulfillment of such, or any other, Closing Condition under this Agreement.

6.3  Reasonable Best Efforts.

     Each Party shall use reasonable best efforts to ensure that the Closing Conditions will be fulfilled as soon as possible.

6.4  Drop Dead Date; Termination

6.4.1 Subject to the provisions set forth in Section 6.5, if all of the Closing Conditions are not completely fulfilled on or prior to 18 November 2005 either side may terminate this Agreement by written notice to the other side. Any purported termination shall be deemed void and shall not have any effect if, at the time when the notice from the terminating party is received by the other Party, the respective Closing Conditions have been fulfilled or waived or if the Party who is responsible for the satisfaction of such Condition exercises its right under Section 6.5 below.

6.4.2 Notwithstanding any provision to the contrary contained herein, if Purchaser has complied with all Closing Conditions that it is to comply with in this Agreement and has notified Sellers that it is ready, willing and able to close the transaction, and if the Closing does not then occur because Sellers refuse to so consummate the transactions contemplated by this Agreement, then, in such event, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

6.5  Extension; Extention Fee; Escrow

6.5.1 For the avoidance of doubt, set forth below is the allocation of Closing Conditions between the Parties which shall be controlling for the purposes of this Section 6.5:

     (a) Sellers' Conditions. Sellers are responsible for the satisfaction of the Closing Conditions set forth in Section 6.1(ii) (Accuracy of Representations); 6.1(iii) (Satisfaction of Obligations); 6.1(iv) (no material adverse charge); 6.1(vi) (Certificate of Compliance); 6.1(vii) (Officer's and Director's resignations); 6.1(viii) (PET-CYCLE's written confirmation); 6.1(ix) (operating permits) and 6.1(x) (consent and confirmation of Luxembourg government).

     (b) Purchaser's Conditions. Purchaser is responsible for the satisfaction of Closing Condition 6.1(v) (consent of the lending group and bond holders).

     (c) Mutual Condition. Both Parties are responsible for Closing Condition 6.1(i) (anti-trust).

     (d) Due Diligence Condition. Purchaser shall have until 5:00p.m. EST on October 10, 2005 to advise Sellers in writing of whether Purchaser is satisfied with the results of its due diligence and whether such investigation revealed any conditions which, in the aggregate, exceed a value of 500,000 Euros. If Purchaser fails to timely notify Sellers of the results of Purchaser's due diligence, or if the results reveal conditions which, in the aggregate, are less than 500,000 Euros, then, in either such event, the Closing Condition set forth in Section 6.1(xi) shall be deemed satisfied (subject to Sellers' payment or restitution to Purchaser for all conditions notified to Sellers, if any). If, on the other hand, Purchaser timely notifies Sellers of any conditions which, in the aggregate, exceed 500,000 Euros, Purchaser may, at its election, terminate this Agreement without further recourse of, or liability to Sellers; provided, however, that if Sellers agree to remedy and/or pay, in full, the amount needed to correct all such conditions (and establish a reasonable mechanism to assure such payment), Purchaser shall proceed to Closing.

6.5.2 If at least one of the Closing Conditions set out in Section 6.5.1(a) has not been satisfied by Sellers by 31 October 2005, then the Sellers shall pay Purchaser an extension fee equal to 500,000 Euros and the Escrow Agent shall also release to Purchaser the funds deposited by it into escrow. The payment by Sellers of the extension fee shall be due and payable on 1

     November 2005. In consideration of the extension fee, Sellers shall have the right, for a period of fourteen (14) Business Days (or until 18 November 2005) to satisfy all Closing Conditions for which they are responsible. If all such conditions are satisfied on or prior to 18 November 2005, Purchaser shall be obligated to proceed with the Closing. If, on the other hand, Sellers do not satisfy all of their Closing Conditions by 18 November 2005, the Purchaser may withdraw from this Agreement without further recourse of, or liability to Sellers, and Purchaser shall retain the 500,000 Euro extension fee as liquidated damages.

6.5.3 If Closing Condition for which Purchaser is responsible as set forth in
     Section 6.5.1(b) has not been satisfied or waived by Purchaser by 31 October 2005, then the Purchaser shall pay Sellers an extension fee equal to 500,000 Euros and the Escrow Agent shall also release to Sellers the funds deposited by them into escrow. The payment by Purchaser of the extension fee shall be due and payable on 1 November 2005. In consideration of the extension fee, Purchaser shall have the right, for a period of fourteen (14) Business Days (or until 18 November 2005) to satisfy or waive the Closing Condition for which it is responsible. If such condition is satisfied or waived on or prior to 18 November 2005, Sellers shall be obligated to proceed with the Closing. If, on the other hand, Purchaser does not satisfy or waive its Closing Condition by 18 November 2005, the Sellers may withdraw from this Agreement without further recourse of, or liability to Purchaser, and Sellers shall retain the 500,000 Euro extension fee as liquidated damages.

6.5.4 If the Parties do not satisfy the Closing Condition set out in Section 6.5.1(c) on or before 31 October 2005, either the Sellers, on the one hand, or the Purchaser on the other, may request an extension of the time for which to satisfy such condition, but no more than fourteen (14) Business Days. Neither Party shall be obligated to pay the other an extension fee under these circumstances, and the Escrow Agreement shall upon expiry of the extension period release and return to each Party the funds that such Party deposited into escrow. At the end of such extended period, either Party may withdraw from this Agreement without further recourse of the other. Purchaser may waive the Closing Condition set forth in Section 6.5.1(c), in which event, the Sellers shall be obligated to proceed to Closing.

6.5.5 To secure their obligations hereunder with respect to the extension fee, the Sellers and the Purchaser shall within ten Business Days after Signing each deposit 500,000 Euros in escrow with the Escrow Agent who shall be instructed to hold and release the escrow funds pursuant to the terms of this Section 6.5 and the Escrow Agreement. If the Closing occurs on or before 31 October 2005, the Escrow Agent shall release each Party's escrowed funds back to such Party.

6.6  Closing.

     On 31 October 2005 or, if not all Closing Conditions have been fulfilled or waived by then within three (3) Business Days as from the date on which all Closing Conditions have been fulfilled or waived, the Parties shall meet at the offices of Arendt & Medernach, 14 rue Erasme - B.P. 39, L02010

     Luxembourg, or in such other location as mutually agreed upon by the Parties in writing, where the following actions (the "CLOSING ACTIONS" which in their entirety shall constitute the "CLOSING") shall be taken simultaneously (Zug um Zug):

     (i) Purchaser shall pay the Initial Cash Payment Amount and the Escrow Amount pursuant to Sections 4.1.3 and 4.2. concurrently ("Zug um Zug") against transfer of the Shares to Purchaser and delivery of a written assignment declaration for the Shares signed by all Sellers.

     (ii) Upon receipt of the confirmation of the Bank referred to in Sect.
          4.2.2 and of the Escrow Agent that the Preliminary Purchase Price has been paid in full as set out in Sect. 4.1.4, Sellers shall deliver to Purchaser the Company's stock ledger ("Aktienbuch") with the Purchaser's registration as new holder of all registered shares in the Company constituting the Company's entire issued and outstanding share capital and such registration as shareholder validly executed by all members of the Board of Directors ("Verwaltungsrat").

     (iii) Sellers shall deliver to Purchaser the originals of (a) the Resignation Letters of Mr. Jurgen May and Mr. Erik de Bokx; (b) PETCYCLE's written confirmation referred to in Section 6.1(viii), (c) the operating permits referred to in Section 6.1(ix), and (d) the consent and confirmation of the Government of the Grand-Duchy of Luxembourg referred to in Section 6.1(x);

     The date on which all Closing Actions are to be taken shall be the "CLOSING DATE".

6.7  Waiver of Closing Actions.

     Purchaser may waive each of the Closing Actions set forth in Section 6.6 (other than the Closing Action in Section 6.6(i)) by written notice to Sellers. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action be taken at the Closing, but shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

6.8  Closing Confirmation.

     After all Closing Actions have been taken or waived, Seller and Purchaser shall confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form of the draft attached as EXHIBIT 6.8 (the "CLOSING CONFIRMATION") that all Closing Actions have been taken or waived and that the Closing has occurred. For the avoidance of doubt, the legal effect of the Closing Confirmation shall be limited to serving as evidence that all Closing Actions have been taken or waived and that the Closing has occurred, but the execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising under this Agreement or under applicable law.

6.9  Withdrawal.

6.9.1 In the event that any Closing Action has not been taken or waived within thirty (30) Business Days following the date on which all Closing Conditions have been fulfilled or waived, either Party may withdraw from this Agreement by written notice to the other Party, unless the respective Closing Action is within the control of the Party seeking to withdraw. Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice from the withdrawing Party is received by the other Party, all Closing Actions have been taken or waived. The withdrawal shall not prejudice any claims of the withdrawing Party on the basis of any circumstances relating to the Closing Actions not being taken.

6.9.2 Notwithstanding any provision to the contrary contained herein, if, Purchaser has complied with all of the Closing Conditions that it is to comply with in this Agreement and has notified Sellers that it is ready, willing and able to close the transaction, and if the Closing does not then occur because Sellers refuse to so consummate the transactions contemplated by this Agreement then, in such event, Purchaser will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due Purchaser in such case cannot be adequately determined at law.

6.9.3 The rights set out under Sections 6.4 and 6.5 remain unaffected.

7.   REPRESENTATIONS OF SELLER

     Sellers hereby represent and warrant ("sichern zu") to Purchaser that the following statements are correct, in each case as of the date of this Agreement and - subject to the update of the Disclosure Schedules pursuant to Section 7.1 - the Closing Date, unless it is specifically provided for that a representation shall be made as of a different date in which case the representation shall be made as of such different date, whereby it is understood by the Parties that (i) Sellers shall be severally (but not jointly) liable for any breaches of the representations in this Section 7 (with the exception of the representations under Section 7.3 for which only the Sellers concerned shall be liable) and that irrespective of any fault of any or all of the Sellers (verschuldensunabhangig); (ii) Sellers' liability shall be subject to the modalities and limitations based on their proportionate ownership in the shares, including without limitations the De Minimis Amount, Basket, the Cap and the procedural and time limitations as set forth in Sections 8 through 11.

7.1  Update of Disclosure Schedules.

7.1.1 The Sellers shall have the right to deliver to the Purchaser not less than five Business Days prior to the Closing a supplement to the Exhibits to
     Section 7 (the "DISCLOSURE SCHEDULES") and on the Closing an up-date regarding possible events or facts not yet contained in the foregoing supplement (collectively the "DISCLOSURE SCHEDULE SUPPLEMENT") which will update the Disclosure Schedules and will contain any matters occurring after the Signing Date which are subject to a representation pursuant to this Section 7. The

     Disclosure Schedule Supplement will, for purposes of determining whether the Purchaser is entitled to claims under Section 8, be deemed to amend any Disclosure Schedules to this Section 7 to reflect the matters set forth in the Disclosure Schedule Supplement.

7.1.2(a) If the Disclosure Schedule Supplement discloses any matter which gives rise, or could give rise, to any single or aggregate liability in excess of Euro 1 (one) million, then the Purchaser may at its own risk postpone Closing for a period up to but not exceeding 15 calendar days to allow further time to investigate. Each Seller shall on its own behalf, and shall procure that the Company promptly respond to any reasonable request from the Purchaser for more information about the facts and matters disclosed in the Disclosure Schedule Supplement.

     (b) The Parties shall co-operate and seek promptly to resolve any concerns raised by matters in the Disclosure Schedule Supplement. However, if ultimately the Purchaser and Sellers are unable to reach any agreement over the consequences of the facts and matters disclosed in the Disclosure Schedule Supplement, the Purchaser must elect within the 15 calendar day period set out in subsect. 7.1.2 sentence 1 above either to (x) proceed to Closing (in which case the Effective Date remains unchanged) on the basis of the Disclosure Schedule Supplement or (y) withdraw.

     (c) If Purchaser postpones the Closing for a period up to but not exceeding 15 calendar days as permitted under subsection (a) above, the Purchaser will have no obligation to pay, and the Sellers shall have no right to receive the 500,000 Euro extension fee deposited into escrow by Purchaser pursuant to the terms of Section 6.5. If Purchaser thereafter elects to withdraw as permitted under subsection (b) above, the Purchaser will similarly have no obligation to pay, and the Sellers shall have no right to receive the 500,000 Euro extension fee deposited into escrow by Purchaser, the Sellers will be deemed to have waived any rights that they may have to require the Purchaser to close the transaction contemplated herein, and the Sellers will be deemed to have waived any rights to prove and recover damages in connection with Purchaser's withdrawal as provided in this Section 7.1.2 and the consequent termination of this Agreement.

     (d) Likewise, the Purchaser shall have no claim to receive the Euro 500,000 extension fee, if there should be a liability in excess of Euro 1 (one) million pursuant to Section 7.1.2 (a), regardless of whether Purchaser elects to proceed to Closing or elects to terminate this Agreement pursuant to this section 7.1.2.

7.2  No other Seller's Guaranties.

7.2.1 The Purchaser explicitly acknowledges to purchase and acquire the Company and its business in the condition they are in on the date of this Agreement based upon its own inspection and determination with respect thereto, and to undertake the acquisition based upon its own inspection and determination without reliance upon any express or implied representations, warranties or guaranties of any nature made by the Sellers except for the representations explicitly given by the Sellers under this Agreement.

7.2.2 Except where specifically provided for elsewhere under this Agreement, the Purchaser acknowledges that the Sellers do not give any representation, warranty or guaranty with respect to

     (a) projections, estimates or budgets delivered or made available to the Purchaser with regard to future revenues, future profits, future cash flows or future financial condition or the future business operations of the Company;

     (b) other information or documents made available to the Purchaser, its advisers, accountants or counsels with respect to the Company, including, but not limited to, the Information Memorandum and the information provided during the management presentation, except as expressly set forth in this Agreement.

7.3  Status of Sellers.

7.3.1 Corporate Status; Due Authorization.

     (i) Each of the corporate Sellers Schoeller Wavin, May Pet and Nimalux S.A. has been duly established and is validly existing as a corporation under the laws of its place of business. Each Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein. All required approvals of any corporate bodies of such corporate Seller have been given.

     (ii) Marc Jacobs has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein. His spouse has granted all necessary approvals.

7.3.2 No Insolvency.

     No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of any Seller, and there are no circumstances that would require or justify the opening of or application for such proceedings. No Seller is either illiquid (zahlungsunfahig) or over-indebted (uberschuldet).

7.3.3 Legal, Valid and Binding Obligations.

     This Agreement constitutes and all other documents executed by Sellers under or in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of Sellers enforceable in accordance with their terms.

7.3.4 No Violation.

     The execution and consummation of this Agreement and of the transactions contemplated therein by Sellers does not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligations of Sellers and is not subject to challenge (Anfechtung) by any third party on any legal basis, including on the basis of any creditor protection laws.

7.3.5 No Interference.

     There is no action, suit, investigation or other proceeding pending or threatened against or affecting any or all Sellers before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.

7.4  Status of the Company.

7.4.1 Corporate Status.

     The information in Sections 2.1 through 2.6 is complete and correct. The Company has been duly established and is validly existing and in good standing as the type of Legal Entity stated in Section 2.1 under the laws of Luxembourg. It has the unrestricted right, power, authority and capacity to own its assets and to conduct its business as conducted on the date of this Agreement and on the Closing Date.

7.4.2 No Insolvency.

     No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of the Company, and there are no circumstances that would require or justify the opening of or application for such proceedings. The Company is neither illiquid (zahlungsunfahig) nor over-indebted (uberschuldet).

7.4.3 Group Entities.

     The Company does not own any Equity Interests in any Legal Entity and there are no pending transactions regarding any Equity Interests except as set forth under Section 2.3.

7.4.4 Corporate Documents.

     The documents listed in EXHIBIT 2.4 accurately reflect the current corporate status of the Company. No resolutions or other statements to amend the Corporate Documents have been made, and no filings with any commercial register (or with an equivalent corporate authority) in respect of the Company are pending. No shareholders' or partners' resolution of the Company is void or has been challenged (angefochten) or threatened to be challenged by any shareholder or partner of the Company or any third party.

7.4.5 Shareholders' Agreements.

     The execution and consummation of this Agreement or the transaction contemplated herein do not trigger any rights of any party under any Shareholders' Agreement and all of the Shareholders' Agreements will be terminated as of Closing Date as set out in Section 2.6.

7.5  Shares and Subsidiary Interests.

7.5.1 Issuance of and Title to the Shares.

     The Shares have been validly issued in compliance with applicable law. Each Seller holds full and unrestricted legal and beneficial title (uneingeschrankte rechtliche und wirtschaftliche Inhaberschaft) to the Shares, and the Shares and each Seller's ownership is properly registered in the Company's stock ledger all as set forth in Section 2. The Shares are not pledged (verpfandet), attached (gepfandet), or otherwise encumbered (belastet) with any third party rights and neither the Shares nor the Company are subject to any (i) trust arrangement (Treuhandverhaltnis), silent partnership (stille Beteiligung), sub-participation (Unterbeteiligung) or similar arrangement; (ii) pending transfer or other disposition (Verfugung); (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber; or (iv) shareholders' resolution providing for their redemption (Einziehung).

7.5.2 No Other Interests.

     The Shares constitute the entire issued share capital of the Company. No third party has any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right in respect of the Shares.

     Each Seller hereby - subject to the condition precedent (aufschiebende Bedingung) of the Closing taking place and full payment of the Preliminary Purchaser Price - expressly waives its pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right in respect of the Shares, as appropriate. There are no agreements which require the allotment, issue or transfer of any debentures in or securities of the Company.

7.5.3 Contributions.

     The Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly. There are no obligations to make further contributions (keine
     Nachschusspflichten).

7.5.4 No Pending Business Transactions.

     The Company is not a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any Equity Interests in other Legal Entities or any business (Betrieb) or parts thereof

     (Betriebsteile), other than agreements where the material obligations (Hauptleistungspflichten) have already been fully performed by all parties thereto.

7.6  Financial Statements; Books and Records.

7.6.1 Compliance with GAAP and Laws, True and Fair View.

     The financial statements of the Company for the fiscal years ending on December 31, 2003 and December 31, 2004 (including a balance sheet (Bilanz) and profit and loss statement (Gewinn- und Verlustrechnung) and related Notes pursuant to GAAP thereto, which have been audited and have received an unqualified audit certificate by Pannell Kerr Forster, and the unaudited balance sheet at August 31, 2005 (which is also listed in EXHIBIT 7.6.1 (I) and referred to as the "FINANCIAL STATEMENTS"), comply in all respects with GAAP.

     No business reports or cash flow statements exist.

     The Financial Statements and the Managements Accounts were prepared using accounting practices, including capitalization rights
     (Aktivierungswahlrechte) and valuation principles (Bewertungsgrundsatze) consistent with past accounting practices of the Company.

     The Management Accounts to be delivered pursuant to Section 4.1.3 and the Closing Date Financial Statements will be prepared in accordance with the Accounting Principles.

     The Financial Statements present and the Management Accounts present a true and fair view of the assets and liabilities (Vermogenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the Company taken as a whole as of their respective dates and the Financial Statements present a true and fair view of the assets and liabilities (Vermogenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the Company as of the respective date.

7.6.2 Certain Line Items. Except as provided in EXHIBIT 7.6.2, without limiting the generality of Section 7.6.1:

     (i) the inventories shown in the Financial Statements are valued at the lower of cost or market value, taking into account sufficient adjustments for obsolete or otherwise non-marketable items;

     (ii) sufficient adjustments (Abschreibungen, Einzel- und
          Pauschalwertberichtigungen) were made in the Financial Statements for bad debts or non-collectible receivables, and the accounts receivable are collectible in the ordinary course of business without any withholding rights, rights of set-off or rights of deduction; and

     (iii) the accruals (Ruckstellungen) in the Financial Statements are sufficient for the liabilities as of the dates of the Financial Statements.

7.6.3 Books and Records.

     The books and accounting and other records of the Company (i) are in all material respects up to date and contain complete and accurate details of its business activities and of all matters to be recorded under Luxembourg law or Luxembourg GAAP; and (ii) have been maintained in accordance with Luxembourg legal requirements on a proper and consistent basis. No notice or allegation that any books and records are incorrect or should be rectified has been received by the Company.

7.6.4 No Undisclosed Liabilities.

     As of the reference dates (Stichtag) of the Financial Statements and the Management Accounts, the Company does not have any liabilities or obligations, whether accrued or contingent (Haftungsverhaltnisse) to be disclosed under GAAP, except as disclosed in the Financial Statements and the Management Accounts.

7.6.5 Receivables.

     All receivables shown in the Final Closing Financial Statements will represent valid and existing accounts receivable of the Company and are collectible in full within ninety (90) days following the Closing.

7.6.6 Lease.

     The leasing arrangement with ING Lease as of December 17, 2003 re the Actis coating machine listed under no. 1.13.1 of the Data Room Index does not trigger any financial obligations of the Company.

7.7  Real Estate.

7.7.1 Owned Real Estate.

     The Company owns the buildings and improvements which constitute the Company's primary place of business. EXHIBIT 7.7.1 includes a correct and complete list of all real estate in which the Company has an inheritable building right (Erbbaurecht) or right on the surface ("droit de superficie") as set forth in the Luxembourg Law of 10 January 1824;,1824, in-rem lease (Dauernutzungsrecht) or similar right in favor of the Company, and correctly states for each such piece of real estate the location, applicable land register or other identification data, size, use, type of legal title, co-owners, if any, and contractual encumbrances (the real estate listed or to be listed in Exhibit 7.7.1 the "OWNED REAL ESTATE").

     The Company possesses the possibility to lease land adjacent to or contiguous with the Owned Real Estate all as described in EXHIBIT 7.7.1. Such Exhibit also describes all options and rights of first refusals of the Company (if any) to acquire any real estate.

     The Company owns no other real estate.

7.7.2 Ownership; No Encumbrances.

     Except as disclosed in EXHIBIT 7.7.2, the Company is the unrestricted legal and beneficial owner of the rights to the Owned Real Estate and no piece of Owned Real Estate is (i) encumbered with any land charges or mortgages (Grundpfandrechte), planning obligations, covenants, options or other encumbrances (Belastungen); (ii) subject to any unregistered or otherwise pending transfer (Auflassung) or other disposition (Verfugung) or any sale, contribution or other contractual arrangement creating an obligation to transfer any real estate or to create, change or remove any encumbrance.

7.7.3 Charges.

     All real estate taxes (Grundsteuern), development charges
     (ErschlieBungsbeitrage) and other public charges payable with respect to the Owned Real Estate which have become or will become due prior to the Closing Date will have been fully paid or will be properly reserved in the Final Closing Date Financial Statements.

7.7.4 No Leased Real Estate.

     Except as set forth in Sections 7.7.1, the Company has not leased any real estate or buildings. The Company has only certain contractual rights (listed in EXHIBIT 7.7.4) regarding the storage of goods.

     No real estate other than the Owned Real Estate is currently used by or necessary for the Company to conduct its business as conducted on the Closing Date.

7.7.5 Condition.

     The buildings and other fixtures thereon owned by the Company have been properly maintained, are in good order and repair (normal wear and tear excepted), are fit for the intended use and are in a condition adequate to conduct the business of the Company as currently conducted and as proposed to be conducted in the future.

7.8  IP Rights.

7.8.1 Owned IP Rights.

     EXHIBIT 7.8.1 includes (other than standard software) a correct and complete list of all patents, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), design rights, database rights, material, known trade secrets and other designations, trademarks (Marken), copyrights, trade names, business names and domain names, software protection rights and other intellectual property rights (gewerbliche Schutzrechte) and applications with respect to such rights (the "IP RIGHTS") (i) owned by the Company; or (ii) owned by any Seller or any Seller's Affiliates and to be transferred to the Company on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such IP Right the type, subject matter, applicable register or other identification data (the IP Rights listed or to be listed in

     EXHIBIT 7.8.1 are referred to herein as the "OWNED IP RIGHTS"). Except as shown in EXHIBIT 7.8.1, the Company has (with the exception of licences regarding standard software) not entered into license agreements as licensor with respect to any of the IP Rights.

7.8.2 Ownership; No Encumbrances.

     The Company is the unrestricted legal and beneficial owner of the Owned IP Rights listed in EXHIBIT 7.8.1 and no Owned IP Right is (i) encumbered with any rights of any third party, including, without limitation, any Seller or Seller's Affiliates or (ii) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances. The Company is free to dispose of the Owned IP Rights in any manner, and such dispositions do not violate any of its legal obligations.

7.8.3 Maintenance.

     The Company has properly maintained and is continuing until the Closing to properly maintain the Owned IP Rights, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

7.8.4 Licensed IP Rights.

     EXHIBIT 7.8.4 includes a correct and complete list of all IP Rights (i) licensed or sub-licensed by any third party (including, without limitation, any Seller or Seller's Affiliates) to the Company; and (ii) to be licensed or sub-licensed by any third party to on, prior to or after the Closing Date pursuant to this Agreement, and correctly states for each such IP Right the type, subject matter, applicable register or other identification data, if any, the licensor and the date of the license agreement, other than standard, off-the-shelf software (the IP Rights listed or to be listed in EXHIBIT 7.8.4 are referred to hereinafter as the "LICENSED IP RIGHTS"). All agreements providing for a license to the Company of any rights to use any Licensed IP Rights are in full force and effect and enforceable against the licensor in accordance with their terms.

7.8.5 Warranties.

     The Seller expressly warrants that other than standard software no IP Rights other than the Owned IP Rights and the Licensed IP Rights are currently used by or necessary for the Company to conduct its business as currently conducted and as proposed to be conducted in the future. The Seller further warrants that all Owned or Licensed IP Rights have been duly registered, if applicable, with the competent authorities, that they are valid and enforceable, including against third parties, and that, to the best of the Seller's belief, they cannot be the subject of opposition.

7.8.6 No Challenges, Proceedings.

     To Seller's Best Knowledge, (i) the Owned IP Rights and Licensed IP Rights have not been challenged (angegriffen) by any third party, by any licensor or sub-licensor; (ii) no such challenge has been threatened in writing; and
     (iii) there are no circumstances which would give rise to such challenge. None of the IP Rights is subject to any pending judgment, injunction, order or decree issued against Sellers or the Company restricting or the licensing thereof by it to any third party. There is no claim at the Closing Date from any third party, licensor or sub-licensor or any other person or legal entity with regard to any IP Right of the Company.

7.8.7 No Infringement.

     To Seller's Best Knowledge, the Company does not infringe upon (verletzt) any IP Right or any other rights of any third party (including without limitation those of Seller and Seller's Affiliates). No such infringement has been asserted in writing. To Seller's Best Knowledge, no third party (including without limitation any Seller and Seller's Affiliates) infringes upon any of the Owned IP Rights.

7.8.8 Employee Inventions

     (i) There are no employee inventions under the amended law of 20 July 1992 portant modification du regime des brevets d'invention.

     (ii) Except as set forth on EXHIBIT 7.8.8, all persons retained or employed by the Company who, in the course of their work for the Company will or might reasonably be expected to bring into existence IP Rights or things protected by IP Rights are, so far as is reasonably practicable, individually bound by agreements with the Company whereby all IP Rights which such persons may bring into existence during their work for the Company vests in the Company and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the Company and its business.

7.8.9 PET-CYCLE Agreements.

     Neither the Sellers nor the Company have received notice of or are aware of any violation of applicable anti-trust laws with respect to the PET-CYCLE Agreements.

7.8.10 Confidentiality/Data Privacy.

     Except as set forth on EXHIBIT 7.8.10, confidential information, know-how and trade secrets used by the Company is kept strictly confidential and the Company operates and fully complies with procedures which maintain such confidentiality. The Sellers are not aware of any such confidentiality having been breached. The Company has not disclosed (except in the ordinary course of its business) any of its know-how, trade secrets or list of customers to any other person.

     The Company has taken all required steps in relation to its obligations under the law of 2 August 2002 on Data Protection and other applicable data privacy laws.

7.8.11 Valid Rights.

     The Intellectual Property Agreements listed in EXHIBIT 7.8.11 are (with the exception of standard software) all the intellectual property agreements to which the Company is a party and so far as the Sellers are aware each of them is valid and binding and the Company is not in breach of any of the provisions of such agreements.

     The Company is entitled to use without payment all material know how and other material technical information used by it in connection with its business and all information concerning the methods and processes used by the Company, and no rights to disclosure or use of any material know how or material technical information used by the Company have been granted to or claimed by any third party.

     None of the IP Rights owned or used by the Company is subject to compulsory licensing or the granting of any licences of right nor, so far as the Company is aware, will it become so by operation of law.

7.8.12 Marketing Material.

     There are no outstanding complaints or disciplinary proceedings against the Company in respect of the current advertising, marketing and sales promotions.

7.8.13 Business Names.

     The Company does not use on its letterhead, brochures, sales literature or vehicles nor does it otherwise carry on its business under any name other than its corporate name and abbreviation.

7.9  Assets; Information Technology.

7.9.1 Assets.

     The Company is the owner of all material fixed assets (Anlagevermogen) and of all material current assets (Umlaufvermogen) (collectively the "ASSETS") which have been included in the Financial Statements, except for the Assets
     (i) which have been disposed of since the date of the respective Financial Statements in the ordinary course of business consistent with past practice; or (ii) the loss or other disposition of which has been disclosed in EXHIBIT 7.9.1(A). The Assets are not encumbered with any rights of any third party (including without limitation any rights of any Seller or Seller's Affiliates) except for (a) customary retention of title rights (Eigentumsvorbehalte), liens, pledges or other security rights in favor of suppliers, mechanics, workmen, carriers and the like; (b) security rights of any kind granted to banks and other lenders in respect of Debt shown in the Financial Statements; (c) statutory liens and other statutory security rights; (d) other encumbrances or other security rights as shown in EXHIBIT 7.9.1(B); and (e) easements granted in the ordinary course of business subject to the restrictions referred to under lit. (a) - (e) above. The Company is free to dispose of the Assets in any manner, and such dispositions do not violate any of its legal obligations.

7.9.2 Condition.

     The Assets and any assets leased by the Company have been properly maintained, are, in the aggregate, in good working order and repair (normal wear and tear excepted), are fit for the intended use and are in a condition and quantity adequate to conduct the business of the Company as currently conducted.

     No capital expenditures regarding the fixed assets of the Company have been deferred within the last twelve (12) months prior to the Closing Date.

7.9.3 Information Technology.

     The Company either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively the "INFORMATION TECHNOLOGY") which is used by or necessary for the Company to conduct its business as conducted on the Closing Date. Such leases or licenses are effective for, and cannot be terminated by the respective other party thereto with a notice period of less than six (6) months after the Closing Date. During the last twelve (12) months prior to the Closing Date, there have been no material interruptions, material data losses or similar incidents attributable to the Information Technology owned or used by the Company which had a material adverse effect on its business. The information technology owned or used by the Company has the capacity and performance necessary to meet the requirements of the Company.

7.9.4 Hardware and Software.

     The Company's computer equipment and other hardware (the "HARDWARE") has been satisfactorily maintained and supported and has the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than thirty (30) days notice. The Hardware and the Company's software (the "SOFTWARE") have adequate capability and capacity for the present requirements of the Company. EXHIBIT 7.9.4 sets forth the Company's disaster recovery plan and procedures with respect to the Hardware, Software and data.


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

7.10 Material Agreements.

7.10.1 Material Agreements.

     EXHIBITS 7.10.1 (I) THROUGH (XV) contains a correct and complete list and brief description or reference to the Data Room Index of the following agreements (whether oral or written), of any ancillary agreements, amendments, side letters, waivers and similar documents, if any (the agreements listed or to be listed in EXHIBIT 7.10.1 (i) through (xv) the "MATERIAL AGREEMENTS"):

     (i) agreements for joint ventures, strategic alliances, joint development of products and other forms of cooperation or similar purposes;

     (ii) credit agreements with the Company as a lender or borrower and other instruments evidencing financial indebtedness of the Company;

     (iii) guarantees, suretyships (Burgschaften), letters of comfort (Patronatserklarungen), performance or warranty bonds and similar instruments issued by any third party (including, without limitation, any Seller and Seller's Affiliates), in either case to secure any indebtedness or other obligation of the Company;

     (iv) agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof;

     (v) agreements to sell or otherwise dispose of any assets with a fair market or replacement value in excess of EUR 100,000 (in words Euro one hundred thousand);

     (vi) agreements relating to capital expenditures involving an amount exceeding EUR 100,000 (in words Euro one hundred thousand);

     (vii) real estate lease agreements with the Company as landlord or tenant;

     (viii) lease agreements (other than the real estate lease agreements under (vii) above) with the Company as lessor or lessee;

     (ix) license agreements with the Company as licensee or licensor;

     (x) agreements with customers that generated sales in the last fiscal year in excess of EUR 100,000 (in words Euro one hundred thousand);

     (xi) agreements with suppliers of any goods or services who received payments from the Company (including any VAT) in the last fiscal year in excess of EUR 100,000 (in words Euro one hundred thousand);

     (xii) agency agreements, agreements with independent dealers and distributors, franchise agreements or other distribution agreements;

     (xiii) consultancy agreements (Beratervertrage) providing for an annual remuneration in excess of EUR 50,000 (in words Euro fifty thousand); and


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

     (xiv) except as disclosed in any other Exhibit to this Section 7.10.1:

          (a) agreements with principal obligations (Hauptleistungspflichten) other than sales in the ordinary course of business not yet fully performed and involving a consideration or liability of more than EUR 100,000 (in words Euro one hundred thousand) per annum; or

          (b) agreements with any Seller, Seller's Affiliates, any other owner of any Interests in the Company or any of their Related Parties; or

          (c) agreements which can not be terminated by the Company upon less than one hundred and twenty (120) days notice.

     (xv) all agreements regarding the purchase or sale of resin.

7.10.2 Status of the Material Agreements.

     Except as disclosed in EXHIBIT 7.10.1: (i) to the belief of the Sellers the Material Agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms, unless this would not cause a material adverse change to the Company taken as a whole;
     (ii) no party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination, and in the belief of the Sellers no legal circumstances exist which give any party to a Material Agreement the right to terminate or modify such Material Agreement; (iii) to the belief of the Sellers no party to a Material Agreement is in material breach of such agreement; and (iv) the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any change-of-control rights of any party to a Material Agreement. Except as disclosed in EXHIBIT 7.10.2, there are no customer agreements, the terms of which call for fixed prices, that extend beyond December 31, 2005.

7.11 Employees

7.11.1 List of Employees.

     EXHIBIT 7.11.1 includes a correct and complete list of the Company's employees (Arbeitnehmer). Such list correctly states for each employee the department, function/position, date of birth, start of employment, fixed monthly gross salary and other material entitlements.

     EXHIBIT 7.11.1 also includes all relevant material information on existing obligations and past practices regarding regular salary increases and payment of bonuses and other variable compensation.

7.11.2 Directors; Officers; Material Employees.

     EXHIBIT 7.11.2 includes a correct and complete list of the Company's employees with (a) a fixed annual gross salary in excess of EUR 50,000 (in words Euro fifty thousand; (b) a fixed term of employment of more than one
     (1) year; (c) a notice period of six (6) months or more (other than notice periods under mandatory provisions of statutory law); or (d) a contractual entitlement to a severance payment (collectively the "KEY EMPLOYEES"). Such list correctly states for each Key Employee the date of his/her service or employment contract and the nature and date of all ancillary agreements, amendments, side letters, waivers and similar documents, if any (such contracts together the "KEY PERSONNEL CONTRACTS").

7.11.3 Status of Key Personnel Contracts.

     Except as disclosed in EXHIBIT 7.11.3 no party to a Key Personnel Contract has given or is reasonably likely to give notice of termination, and no circumstances exist which give any party to a Key Personnel Contract a special right to terminate or modify such Key Personnel Contract; and (ii) the execution or consummation of this Agreement or the transactions contemplated therein do not trigger any such rights of any Key Employee.

7.11.4 Employee Benefits.

     EXHIBIT 7.11.4 includes for the Company a correct and complete list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (droits acquis), regarding employee benefits such as anniversary, holiday or jubilee payments, bonuses, profit participation, car leases or other variable remuneration elements and stock options, stock appreciation rights or similar rights, other than Pensions (the "EMPLOYEE BENEFITS"). Such list correctly states the contractual (i.e. no statutory) legal basis for the Employee Benefits and the nature and dates of the respective agreements or other commitments.

7.11.5 Pensions.

     Apart from social security obligations and the insurance policies listed in
     EXHIBIT 7.11.5, pursuant to which the Company's only obligation is to pay the policy premiums so long as the Key Employees named therein remain employees of the Company, there are no agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (droits acquis), regarding pensions (pensions complementaires) under which the Company has any obligations.

7.11.6 Collective Agreements.

     EXHIBIT 7.11.6 includes for the Company a correct and complete list of any collective arrangements, whether in the form of general commitments by the employer, standard terms of employment, works agreements, internal rules and regulations, collective bargaining agreements or in any other legal form (other than statutory law) under the laws of Luxemburg which restrict the Company's freedom to dismiss any of their employees or to change the terms of employment of their employees (including restrictions in the form of an obligation to make, in the case of dismissals or changes to terms of employment, any payments) (the "COLLECTIVE AGREEMENTS").


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

7.11.7 Labor Disputes.

     Except as disclosed in EXHIBIT 7.11.7, in the last three (3) years the Company has not experienced any disputes with any Authorities (in particular regarding disabled persons and repayment duties) or any strike or labor interruption.

7.11.8 Payment of Compensation.

     All compensation and withholding obligations of the Company to or in respect of its current and former employees for periods prior to the Closing Date have been paid by the Company or have been properly provided for in the Financial Statements.

7.12 Permits; Compliance; Public Subsidies.

7.12.1 Permits.

     Except as disclosed in EXHIBIT 7.12.1, (i) the Company holds all permits, licenses and other public law approvals (offentlich-rechtliche Erlaubnisse) which are necessary to conduct its business (the "PERMITS"); (ii) the Permits are in full force and effect (bestandskraftig), and to Sellers' Best Knowledge they have not been challenged (angefochten) by any third party and there are no circumstances which would justify such a challenge; and (iii) no proceedings regarding a revocation (Widerruf) or withdrawal (Rucknahme) of any Permit have been initiated or to Sellers' Best Knowledge threatened.

7.12.2 Compliance with Permits and Laws.

     Except as disclosed in EXHIBIT 7.12.2, the Company is and within the last three (3) years prior to the date of this Agreement has been in compliance with (i) the Permits (including without limitation any ancillary provisions (Nebenbestimmungen) thereto); (ii) laws applicable to the Permits; and
     (iii) orders, decrees or rulings of, or restrictions imposed by, any court or Authority (the "ADMINISTRATIVE ORDERS").

7.12.3 Subsidies.

     All agreements regarding public grants (Zuschusse), allowances, aids and other subsidies (Subventionen) in whatever form (the "PUBLIC SUBSIDIES") received by the Company are listed in EXHIBIT 7.12.3 and such list indicates the nature of the Public Subsidy and dates of any administrative orders, agreements or other instruments on which basis the Public Subsidy was given and the amounts received.

     The following Representations and Warranties relate to all Public Subsidies, disregarding the date when received:

     (i) No proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or to Sellers' Best Knowledge threatened, and to Sellers' Best Knowledge there are no circumstances, which would justify the initiation of such proceedings. The Company is in full compliance with its obligations under or in connection with the Public

          Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto. Except as disclosed in
          EXHIBIT 7.12.3, the Company is not obliged under the Public Subsidies to maintain a certain level of employees or to make any investments or to meet any financial covenants.

     (ii) No Public Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the transactions contemplated herein. The Purchaser is however aware that the Sellers do not represent that the present Public Subsidies will continue to be paid following this transaction, since this will depend on a positive decision of the relevant administrative body.

7.13 Product Liability.

     Except as disclosed in EXHIBIT 7.13 the products designed, manufactured or distributed and the services rendered by the Company prior to the Closing Date do not suffer from any defects which give or could give rise to any product liability or warranty claims, which are not covered by the Company's respective insurance, and no such claims have been raised against the Company.

7.14 Insurance.

     EXHIBIT 7.14 set out a correct and complete list of all insurance policies maintained by or on behalf of the Company (the policies listed or to be listed in EXHIBIT 7.14 the "INSURANCE POLICIES"). The Insurance Policies are and will remain in full force and effect until the Closing Date. No Insurance Policy will lapse or otherwise be affected as a result of or in connection with the execution or consummation of this Agreement or the transactions contemplated therein. All premiums due under the Insurance Policies have been duly paid and there has been no breach of any material obligation of the Company under the Insurance Policies.

7.15 Litigation; Criminal Proceedings; Investigations.

     Except as disclosed in EXHIBIT 7.15, there is no pending (rechtshangige) litigation, either before court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten und Schiedsverfahren) or criminal proceedings or investigations or other investigations by any Authorities, in which the Company is involved, either as plaintiff, defendant or otherwise, and to Sellers' Best Knowledge no such litigation proceedings or investigations have been threatened.

7.16 Taxes.

7.16.1 Tax Returns; Audits; Records.

     The Company has duly and timely filed in accordance with applicable law all returns, forms and other statements required to be filed by the Company for Taxes (collectively the "Tax Returns") and such Tax Returns correctly include all required information. Other than set out in EXHIBIT 7.16.1, the Company is currently not subject to any audit, examination or similar proceedings by any Tax authorities. The books and other records of the Company relating to Taxes have been properly maintained and are in all respects correct.

7.16.2 Fulfillment of Obligations.

     All Taxes to be paid or withheld and remitted by the Company have been duly paid or withheld and remitted to the appropriate Tax Authority.

7.16.3 Tax Rulings or Agreements.

     Except as disclosed in EXHIBIT 7.16.3, the Company has not received any written Tax ruling or entered into or is currently under negotiations to enter into any agreement with any Tax Authority.

7.16.4 Residence.

     The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it was incorporated and said jurisdiction of Luxembourg is the only country whose Tax authority seeks to charge Tax on the world-wide profits or gains on the Company and the Company has not paid Tax on income, profits or gains to any Tax authorities in any other country, except in Germany related to its interest as an indirect limited partner and trustee of PET-CYCLE.

7.16.5 Tax Consolidation.

     The Company is not a member of any consolidated or unitary group or a party to any arrangement as a result of which any income, loss, asset or liability of the Company is allocated for tax purposes to any third party, or is otherwise taken into account in determining any Tax payable by the Company or a third party, or vice versa (the "TAX CONSOLIDATIONS").

7.17 No Unlawful Business Practices.

     Seller, Seller's Affiliates, the Company and the Directors, Officers and employees of the Company have not, directly or indirectly, in connection with the business of the Company (i) used any funds of the Company for bribes (Schmiergelder), other unlawful purposes or political contributions in violation of applicable laws; (ii) requested or accepted any bribes or other unlawful benefits; or (iii) established or maintained any funds or assets that have not been properly recorded in the books and records of the Company.

7.18 Finders' Fees and Management Incentives.

     The Company has not (i) incurred any obligation for brokerage or finders' fees, agents' commissions, legal fees or similar payments to be made in connection with this transaction; for which it does not have a claim for reimbursement vis-a-vis the Sellers or (ii) paid or promised to their Officers, Directors or employees any bonus or other special incentives in connection with this Agreement or the transactions contemplated therein.

7.19 Absence of Material Changes.

7.19.1 Except as disclosed in EXHIBIT 7.19.1, since December 31, 2004, the Company has conducted its business in the ordinary course (im gewohnlichen Geschaftsbetrieb) consistent with past practice of the Company and has not:

     (i) paid or declared any dividend or provided any other benefits to any Seller, Seller's Affiliates, or any of their Related Parties;

     (ii) changed its accounting (including without limitation valuation and consolidation) policies or procedures;

     (iii) extended any guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligation of any third party (including without limitation of any Seller or Seller's Affiliates);

     (iv) incurred any material liabilities of any other kind, other than payables incurred in the ordinary course of business;

     (v) delayed or otherwise deferred payments to its suppliers for goods or services purchased other than in the normal course of business;

     (vi) made capital expenditures in a total amount in excess of EUR 100,000.00 (in words Euro one hundred thousand);

     (vii) delayed or otherwise deferred any capital expenditures provided for in its budget attached as EXHIBIT 7.19.1 (VII);

     (viii) sold, transferred, encumbered or otherwise disposed of any material assets, other than dispositions in the ordinary course of its business;

     (ix) waived or otherwise abolished any material right of any nature;

     (x) increased or committed to increase the remuneration of any of its Directors, Officers, employees, agents or consultants, or paying of any bonuses, except for regularly scheduled increases or bonuses;

     (xi) hired any new Directors or Officers or any new employees who qualify as Key Employees;

     (xii) entered into any agreement or other transaction with any, Parties or modified the terms and conditions of existing agreements with Seller, Seller's Affiliates, or any of their Related Parties;

     (xiii) encountered a material adverse change to the assets, business, financial condition, results of operations or prospects of the Company taken as a whole;

     (xiv) allowed the level of raw materials, supplies, work-in-process or other materials included in inventory to vary in any material respect from the levels customarily maintained in the business; or

     (xv) entered into any agreements or commitments to do any of the foregoing.

7.19.2 Business Plan Exceptions.

     The foregoing shall not apply to any matters set forth in the Business
     Plan.

7.19.3 Dividend and Debt Payment Exception.

     Additionally, notwithstanding the foregoing, the declaration and distribution of dividends, repayment of Debt and acceleration of the payment of payables by the Company is not deemed to be outside the ordinary course of business.

7.20 Customers and Sales.

     EXHIBIT 7.20 sets forth a true, complete and accurate list of the Company's top twenty customers for the calendar year ending December 31, 2004, and such schedule accurately reflects the amount of purchases made by such customers during such period (the "MATERIAL CUSTOMERS"). Except as otherwise set forth in EXHIBIT 7.20, the Company is not engaged in any dispute or disagreement with any of the Material Customers or its significant suppliers. The Company has not been notified that any customer who has ordered products or services from the Company, which have not yet been delivered, intends to cancel such order. No Material Customer or significant supplier has threatened, intends to cease doing business with, or materially alter the amount of the business that it is presently doing with the Company, or the conditions under which it will offer such business to the Company. The Company has no obligations or liabilities with respect to customer deposits or advances for work not yet performed or for rebates or refunds due to the Company's customers which will not be reflected in the Final Closing Financial Statements.

7.21 Environmental.

     Except as set forth on EXHIBIT 7.21, to the Sellers' Best Knowledge:

     (i) The Company is not subject to any judicial or administrative proceeding, claim, suit, obligation, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Laws.

     (ii) There has been no Release at or affecting the Covered Properties except in full compliance with Environmental Laws, nor has the Company filed any notice under any applicable Environmental Laws (a) reporting such Release (except Releases in compliance with applicable Environmental Laws) into or out of any of the Covered Properties; or
          (b) indicating past or present treatment, storage (except as required by law) or disposal of a hazardous waste at or on the Covered Properties; or (c) reporting a material violation by Company of any applicable Environmental Law.

     (iii) The Company has not received any written notice, request for information, citation, summons, judgment, order, letter, or other documents, and no complaint has been filed and served, no penalty has been assessed, and no investigation or review is pending against the Company or has been threatened by any Authority or third party that is related in any way to (a) any violation, alleged violation, liability or alleged liability by the Company of any Environmental Laws; (b) any violation or liability of any person other than the Company under any Environmental Laws which violation or liability arose from any act or omission related to the business activities at the Covered Properties; or (3) the presence of any Hazardous Materials at, on, in, or under the Covered Properties.

     (iv) The Company is not in violation of, nor has the Company been in violation of, any Environmental Law. In addition, the business and activities of the Company are being conducted in compliance in all material respects with all requirements of Environmental Laws, including fulfilling any requirements for the filing with any Authority or other third party of any statement, report, information, or form required by law, and all requirements of any Authority having jurisdiction over the business or activities of the Company under Environmental Laws.

     (v) The Company currently possess all material environmental licenses and permits and have filed all material registrations, reports, and other documents required under Environmental Laws by any Authority in connection with the business. The Company is in material compliance with all such licenses, permits, and approvals, and there are no proceedings pending, or, to the knowledge of Sellers, threatened, which may result in the limitation, termination, cancellation, or suspension, or any material adverse modification of, any such license, permit, or approval.

     (vi) There are no Hazardous Materials present at, on, in, or under the Covered Properties in any amount or concentration that exceeds any applicable standard established under Environmental Laws; and (b) there are no underground storage tanks present at the Covered Properties.

7.22 Sellers' Best Knowledge.

     If and to the extent that any of the representations of Sellers in this
     Section 7 is made to Sellers' Best Knowledge, Sellers shall be deemed to have had such knowledge if, as of the date of this Agreement any or all of the Sellers, including Mathieu Haels and Marc Jacobs in their current management capacities, or any of the persons listed in Exhibit 7.11.2, had actual knowledge (positive Kenntnis) or could have obtained such knowledge after due inquiry of the members of the management of the Company applying the standard of care of a prudent businessman pursuant to Section 43 GmbHG (fahrlassige Nichtkenntnis).

8.   REMEDIES FOR BREACH OF REPRESENTATIONS

8.1  Restitution in Kind; Damages.

8.1.1 In the event that any of the representations in this Agreement are incorrect (a BREACH), the Sellers shall put the Purchaser or the Company in the position the Purchaser or the Company, respectively, would have been in had the Breach not occurred (restitution in kind; Naturalrestitution).

8.1.2 If a Breach occurs and (a) the Sellers are unable to provide restitution in kind within sixty (60) Business Days after having been notified of the Breach by the Purchaser, or (b) restitution in kind is not permitted by the nature of the Breach, then in either such case, the Purchaser may claim monetary damages (Schadenersatz in Geld) in lieu of restitution in kind. Any monetary damages paid by Sellers shall constitute a reduction of the Final Purchase Price.

8.1.3 Any monetary damages ("DAMAGES") as provided for in Section 8.1.2 or elsewhere in this Agreement shall only cover actual damages including third party out of pocket expenses incurred by the Purchaser or the Company and shall, in particular, not cover internal administration or overhead costs of the Purchaser or the Company, consequential damages (Folgeschaden), frustrated expenses (vergebliche Aufwendungen) and loss of profits (entgangener Gewinn).

8.1.4 The provisions of Sections 4 and 5 of this Agreement shall not apply to adjustments under Section 8 of this Agreement, i.e., any damage shall be calculated on a Euro-for-Euro basis.

8.2  Notification Requirement.

8.2.1 If Purchaser or the Company becomes aware after the Closing Date of any circumstances which indicate that there has been a Breach, Purchaser shall give Sellers written notice within thirty (30) Business Days of the date that Purchaser becomes aware of such Breach (the "BREACH NOTICE"). The Breach Notice shall state the nature of the Breach and the amount of Damages resulting there from if and to the extent that such Damages can with reasonable effort be determined at the time the Breach Notice is given.

8.2.2 To the extent reasonably required by Sellers to assess the alleged Breach and the resulting Damages, Purchaser shall provide, and shall procure that the Company provide, to Sellers and its professional advisers access during normal business hours to their relevant books, other records and management and copies of relevant documents and other information. Section 377 HGB shall not apply.

8.2.3 The fact that Mr. Haels or Mr. Jacob have knowledge of a breach does not constitute Purchaser's knowledge of such breach until the same has been communicated to Purchaser by written notice and Purchaser has confirmed such receipt.

8.2.4 The Purchaser shall have no right in respect of any actual or alleged Breach unless the Purchaser has informed the Sellers within a period of not more than sixty (60) Business Days of any situation of which the Purchaser becomes aware and which does or might result in a claim under this Section 8 and has given the Sellers the opportunity to provide restitution in kind within sixty (60) Business Days.

8.3  Mitigation of Damages ("Schadensminderung").

     Section 254 BGB applies.

8.4  No Double Counting.

8.4.1 If and to the extent that Damages suffered or incurred by Purchaser or the Company as the result of a Breach are duplicative (e.g. if a Breach has resulted in Damages of the Company and in Damages of Purchaser in the form of a corresponding reduction of the value of Purchaser's Equity Interests in the Company), such Damages shall not be recoverable more than once.

8.4.2 Notwithstanding general principles of law, the Purchaser shall in particular have no right or claim against the Sellers under this Section 8:

     (i) to the extent liabilities, accounting provisions or allowances in the Final Closing Date Financial Statements have been booked for the matter or liability which would otherwise give rise to the claim; and/or

     (ii) to the extent the Purchaser or the Company are entitled to be reimbursed under any policy of insurance; and/or

     (iii) to the extent other provisions contained in the Final Closing Date Financial Statements (other than tax provisions) may be dissolved or, the value of assets which had been depreciated may be reinstated (Wertaufholung).

8.4.3 Notwithstanding the provisions of Section 8.4.4, as provided in Section 7.6.5, Sellers guaranteed that all receivables set forth in the Final Closing Date Financial Statements (the "RECEIVABLES") are collectible within ninety (90) days following the Closing. Purchaser shall use reasonable efforts, and shall procure that the Company uses reasonable efforts (which efforts shall, however, not require Purchaser or the Company to take legal action against the debtor) to collect such Receivables. If and to the extent that payment from the debtors cannot be obtained within one hundred and eighty (180) days after the Closing, Purchaser shall have the right to make a claim against the Escrow established pursuant to
     Section 4.3.3 against assignment by Purchaser and the Company of such reimbursed Receivables. Following such assignment the Company shall provide Sellers with all relevant documents and other information in the Company's possession and reasonably required by Sellers to enforce the claims against such debtors.

8.4.4 Except as set forth in Section 8.4.3 above, if and to the extent that Purchaser or the Company have in connection with Damages payment claims against third parties, Purchaser shall use reasonable efforts, and shall procure that the Company uses reasonable efforts (which efforts shall, however, not require Purchaser or the Company to take legal action against the third parties) to collect such claims. If and to the extent that payment from the third parties cannot be obtained within three (3) months as of a written request by Purchaser or the Company, Sellers shall satisfy their obligation under Sections 8.1 against (Zug-um-Zug) assignment by Purchaser or the Company, as the case may be, of the respective claims against the third parties. Following such assignment Purchaser shall provide, and shall procure that the Company provide, Sellers with all relevant documents and other information in the Company's possession and reasonably required by Sellers to enforce the claims against the third parties.

8.4.5 Section 8.4.4 shall apply mutatis mutandis to any claims under Section 8 in conjunction with Section 7.6.5 (Collectability of Receivables).

8.5  Third-party Claims.

8.5.1 Information of Sellers.

8.5.1.1 If the circumstances indicating a Breach pursuant to Section 7 include
     (i) the receipt by Purchaser or the Company of any claim, writ of demand, complaint or equivalent document from any third party, including without limitation any court or governmental authority, or (ii) any notice to Purchaser or the Company of any audit or examination by any court or governmental authority (each a "THIRD-PARTY CLAIM"), Purchaser shall without prejudice to its obligations under Section 8.2, provide, and shall procure that the Company provide, to Sellers together with the Breach Notice or as soon as possible thereafter copies of all documents setting forth the Third-party Claim.

8.5.1.2 The Purchaser shall procure that the Company gives all such information and assistance to the Sellers, including reasonable access to premises and personnel, and the right to examine and copy accounts, documents and records, as the Sellers may reasonably request for the purpose referred to in Section 8.5.

8.5.1.3 The Purchaser shall further procure that the Company keeps the Sellers promptly and fully informed of all material developments, provide copies of all material documentation and have due regard to any reasonable requests or suggestions made by the Sellers in relation thereto.

8.5.2 Defense by Sellers.

8.5.2.1 If Sellers unconditionally acknowledge (anerkennen) in writing to Purchaser that the circumstances underlying the Third-Party Claim constitute a Breach and that Sellers are liable towards Purchaser for such Breach pursuant to


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     Section 8.1, Sellers shall be entitled to control the defense against the
     Third-party Claim. In this case the Sellers shall be entitled, at their own expense and in their absolute discretion, to take such action as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability in the name of and on behalf of the Company and to initiate and conduct any related proceedings, negotiations or appeals. Notwithstanding the foregoing, Sellers shall not be entitled to bind the Company or Purchaser to any agreement calling for any payments by the Company or by Purchaser unless Sellers fully pay such amounts on behalf of the Company and/or the Purchaser; and in no event shall Sellers be entitled to bind the Company on Purchaser to any agreement calling for any non-monetary remedies without the Purchaser's prior written consent.

8.5.2.2 Purchaser shall provide, and shall procure that the Company provide, to Sellers all relevant documents, other information and assistance reasonably required by Sellers for the defense. Sellers shall keep Purchaser informed to a reasonable extent of the status of defense.

8.5.2.3 No admission of liability shall be made by Purchaser or the Company, and the Third-Party Claim shall not be acknowledged or settled, without the prior written consent of Sellers.

8.5.3 Defense by Purchaser or the Company.

     In the absence of an unconditional acknowledgement by Sellers, the defense against the Third-party Claim shall be controlled by Purchaser or the Company, as the case may be. Sellers shall be allowed to participate in the defense at their own expense with their own counsel according to applicable procedural law. Subject to their obligation to avoid or mitigate Damages (Section 254 BGB) Purchaser or the Company shall be free to acknowledge or settle the Third-party Claim if in their reasonable opinion such acknowledgement or settlement is in their best interest). Any acknowledgement or settlement between the Purchaser or the Company and the Third-party Claimant, however, shall not be binding inter partes between the Sellers and the Purchaser unless the Sellers agree otherwise.

8.5.4 Recourse against Third Parties.

     If, within the one (1) year period following the payment in full by Sellers of Purchaser's claim pursuant to this Section 8, the Purchaser or the Company become aware of any right or cause of action against a third party in respect thereof, it shall notify the Sellers within a period of not more than ten (10) Business Days. Thereafter, the provisions of Section 8.5.1 shall apply mutatis mutandis to such right or cause of action and the Sellers shall be entitled to the lesser of the amount originally paid by it to the Purchaser in respect of the matter in question and the amount recovered from the third party.

8.5.5 Costs of Defense.

8.5.5.1 In all cases of Section 8.5 the reasonable out-of-pocket expenses incurred by Purchaser and the Company of defending the Third-party Claim for which the


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     Sellers are liable under this Agreement shall be part of the Damages of
     Purchaser and the Company.

8.5.5.2 If and to the extent that Sellers have exercised control of the defense pursuant to Section 8.5.2 Sellers shall indemnify and hold harmless Purchaser and the Company from and against any reasonable and necessary out-of-pocket expenses incurred by Purchaser and the Company for such defense.

8.5.5.3 To the extent that Sellers' costs and expenses have been increased due to a breach by the Purchaser or the Company of their obligations set out in Sections 8.5.1 and 8.5.2, all such increased costs and expenses incurred by the Sellers in defending claims of third parties shall be borne by the Purchaser.

8.6  Disclosure Exemption.

8.6.1 No claims under or in connection with this Agreement shall be made in respect of any matter expressly disclosed in this Agreement or in any disclosure Exhibit attached hereto

8.6.2 Any facts known to any person involved in the commercial, financial, legal, tax or other due diligence process on behalf of the Purchaser or its advisors shall also be deemed to be known to the Purchaser on the Signing Date. Sellers shall have the burden of proving knowledge of Purchaser and any of Purchaser's advisers and other parties acting on behalf of Purchaser.

8.6.3 All facts and matters determinable from (i) the documents in the data room as laid down in the data room index in EXHIBIT 8.6.3 (A) (the "DATA ROOM INDEX") and/or (ii) the attached disclosure letter (EXHIBIT 8.6.3 (B)), containing an up-date regarding the Sellers' disclosure with respect to the Company and its business (collectively the "DISCLOSURE DOCUMENTS") shall be deemed to have been disclosed to the Purchaser and shall exclude any liability of the Sellers under or in connection with this Agreement. No later than five (5) Business Days following the date hereof, Sellers and Purchaser shall instruct their counsel to prepare binders of the Disclosure Documents, the contents of which are to be initialed by counsel on behalf of their respective clients. The meeting of counsel shall take place in Luxembourg. Once agreed upon pursuant to the foregoing procedures, the Disclosure Documents shall be incorporated herein by reference and shall constitute a part hereof and shall not be subject to further amendment or modification except as provided in Section 7.1. 1 above.

8.7  Acknowledgement of No-Reliance.

8.7.1 The Purchaser explicitly acknowledges to purchase and acquire the Business in the condition it is on the date of this Agreement based upon the Purchaser's own inspection, examination and determination with respect thereto, and to undertake the purchase based upon the Purchaser's own inspection, examination and determination without reliance upon any express or implied representations (Zusicherungen), warranties (Gewahrleistungen) or


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     guarantees (Garantien) of any nature made by the Sellers except for the representations explicitly given by the Sellers under this Agreement.

8.7.2 The Purchaser acknowledges and agrees that:

(a) except as expressly provided in this Agreement, no other statement, promise or forecast (written or verbal) made by or on behalf of the Sellers or any of their respective advisers, agents or the Company or the Sellers may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement; and

(b) except as expressly provided in this Agreement, neither the Sellers nor any of their respective advisers or agents make any representation or warranty as to the accuracy or completeness of, without limitation, reports or written opinions, information memoranda, forecasts, estimates, teasers, projections, statutory accounts and monthly management information or management presentations, statements of intent or statements of opinion provided to the Purchaser or its advisers on or prior to the date of this Agreement.

8.8  Further Exclusions and Limitations of Liability.

8.8.1 Purchaser shall not have a claim under Section 8.1, if and to the extent that:

     (i) Purchaser has failed to comply with its obligations under Sections 8.5; or

     (ii) the circumstances constituting the respective Breach have been explicitly disclosed by Sellers with reasonable clarity and specificity in this Agreement, including the Exhibits thereto. Section 442 (1) BGB shall not apply.

8.8.2 The Sellers shall further not be liable in respect of any matter, act, omission or circumstance (or any combination thereof, including, for the avoidance of doubt, the aggravation of a matter or circumstance) occurring after the Closing Date to the extent that the same would not have occurred but for:

     (a) any voluntary act, omission or transaction of the Purchaser or any Affiliate of the Purchaser, or their respective directors, employees or agents or successors in title after the date hereof; including, but not limited to any material change of Business or any voluntary environmental investigation.

     (b) any change in the accounting or taxation policy, bases or practice of the Purchaser or its Affiliates introduced or having effect after the date hereof.

8.9  De Minimis, Basket.

8.9.1 The Purchaser cannot make any claims under Section 8.1 if the (i) individual claim or (ii) the aggregate amount of claims resulting from an identical event (von dem identischen Umstand herruhren) is less than an amount equal to Euro 10,000 (the "DE MINIMIS CLAIMS").


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8.9.2 The Purchaser shall not have any claim under this Section 8, if and to the extent the aggregate amount of claims (excluding the De Minimis Claims) is less than the basket (Freibetrag) of an amount equal to Euro 650,000 (the "BASKET"). However, once the Basket has been reached, Sellers shall be liable for all of Purchasers' claims from the first Euro.

8.9.3 The provisions on the De Minimis Claims, the Basket and the Cap (defined below) shall not apply to:

     (a) any Breaches by the Sellers of the representations in Sections 7.3 (Status of Sellers), 7.4 (Status of Company); 7.5 (Shares and Subsidiary Interests); 7.6.4 (Receivables); 7.16 (Taxes); 10.1 (Tax Indemnity); and Sellers' liability under Section 6.1(xi) of this Agreement (Due Diligence); and

     (b)  any post closing adjustments to the Preliminary Purchase Price.

8.10 Liability Caps.

8.10.1 Except as set forth in Section 8.9.3 above, the aggregate liability of Sellers under Section 8 shall not exceed 20 per cent of the Final Purchase Price (the "CAP").

8.10.2 Irrespective of the foregoing, the amount of the Final Purchase Price shall be the cap for any and all claims under this Agreement.

8.10.3 The Sellers shall not be jointly and severally liable (keine gesamtschuldnerische Haftung).

8.10.4 The foregoing caps shall not apply in case of fraud or intentional misrepresentation.

8.11 Period of Limitation.

8.11.1 All claims of the Purchaser arising under this Agreement shall become time-barred (verjahrt) two years after the Closing Date, with the exception of

     (a) all claims arising under Section 8 in conjunction with Sections 7.3 - 7.5, which shall become time-barred three months after expiring of the statutory period of limitation provided for in Section 195 BGB;

     (b) all claims of Purchaser arising under Section 10 (Taxes) which shall become time-barred pursuant to Section 10.

8.11.2 The application of Sec. 203 BGB shall be excluded.

8.12 Adjustment of Purchase Price/Treatment of Payments to Company.

8.12.1 Any payments under representations, indemnifications, covenants or with respect to the Final Purchase Price to be made under this Agreement from the Sellers to the Purchaser or vice versa shall be deemed to be reductions or increases, respectively, of the Final Purchase Price.


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8.12.2 If the Sellers are obligated to make payments to the Company, then such payments shall be deemed to be a payment of the Sellers on behalf of the Purchaser to the Company in fulfillment of the Sellers' obligations to the Purchaser under this Agreement. Such payment shall be treated as (i) a purchase price reduction in the relationship Sellers - Purchaser and (ii) as a capital contribution in the relationship Purchaser - the Company.

8.13 Exclusion of Other Remedies.

     The Parties are in agreement that except for any other remedies explicitly provided for by this Agreement, the remedies provided for in Sections 8 and 10 shall be the exclusive remedies available to Purchaser in respect of any circumstances relating to the status and condition of the Company and their assets, liabilities and business. Unless explicitly otherwise provided therein, (i) any right of Purchaser or Sellers to rescind (zurucktreten) this Agreement or to require the unwinding of the transactions contemplated therein (e.g. by way of groBer Schadenersatz or Schadenersatz statt der Leistung); (ii) any claim for reduction of purchase price (Minderung);
     (iii) any claim for breach of pre-contractual obligations (culpa in contrahendo, Sections 241 (2), 311 (2) (3) BGB); (iv) any claim for frustration of contract pursuant to Section 313 BGB (Storung der Geschaftsgrundlage) shall be excluded, save for any remedies of Purchaser in the event of willful deceit (arglistige Tauschung) or intentional breach of contract (vorsatzliche Vertragsverletzung).

9.   REPRESENTATIONS OF PURCHASER

9.1  Status of Purchaser.

9.1.1 Corporate Status; Due Authorization.

     Purchaser has been duly established and is validly existing under the laws of Luxembourg. Purchaser has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein. All required approvals of any corporate bodies of Purchaser have been given.

9.1.2 No Insolvency.

     No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Purchaser, and there are no circumstances which would require or justify the opening of or application for such proceedings. Purchaser is neither illiquid (zahlungsunfahig) nor over-indebted (uberschuldet).

9.1.3 Legal, Valid and Binding Obligation.

     This Agreement constitutes (and all other documents executed by Purchaser under or in connection with this Agreement will, when executed, constitute)


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

     legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

9.1.4 No Violation.

     The execution and consummation of this Agreement and of the transactions contemplated therein by Purchaser does not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligations of Purchaser and is not subject to challenge (Anfechtung) by any third party on any legal basis, including without limitation on the basis of any creditor protection laws.

9.1.5 No Interference.

     There is no action, suit, investigation or other proceeding pending or threatened against or affecting Purchaser before any court, arbitrator, governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.

9.2  Remedies of Sellers.

     In the event that Purchaser is in breach of any representation in Section 9.1, the provisions in Section 8 shall apply mutatis mutandis. The limitation period for any claims of Seller shall be 24 months as of Closing.

10.  TAXES

10.1 Tax Indemnity.

10.1.1 The Sellers undertake to pay to the Purchaser the amount necessary to indemnify the Purchaser from payments of Taxes of the Company attributable to Tax periods ending on or prior to the Effective Date (the "INDEMNIFIED TAX PERIODS") but only to the extent that such Taxes exceed the amount reserved through provisions and/or liabilities for Taxes and Tax matters relating to the Indemnified Tax Periods in the Final Closing Date Financial Statements (the "TAX INDEMNITY"). Such payment shall become due and payable within two (2) Business Days before the respective Taxes are due and payable, but not earlier than five (5) Business Days after the Purchaser has informed the Sellers in writing that such Taxes will become due and payable at the respective date.

10.1.2 Section 8 shall apply mutatis mutandis to all claims under Section 10.

10.2 Straddle Tax Period.

     With respect to Taxes (the "STRADDLE TAXES") payable for a period which begins prior to the Closing Date in which and after such date (the "STRADDLE TAX PERIOD"), the Parties agree that the Effective Date shall deemed to be the


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

     end of a tax period in the meaning of Section 10.1. The Parties agree that on the basis of the Final Closing Financial Statements the taxes payable by the Company for the period ending on the Effective Date shall be calculated and form the basis for any tax indemnity, if any, pursuant to Section 10.1.

10.3 Tax Returns.

     Purchaser shall procure that the tax returns (Steuererklarungen) of the Company, including any amendments thereto, for any period up to or including October 31, 2005 will be duly and timely prepared and filed by the Company. Purchaser shall procure that at least four (4) weeks prior to the filing, Sellers are provided with drafts thereof and all relevant documents and other information requested by Sellers to review and comment on such drafts. Purchaser shall procure that the tax returns filed by the Company will include all modifications reasonably requested by Sellers in writing within thirty (30) days after Sellers have been provided with the draft tax returns and the documents and other information requested for the review.

10.4 Tax Assessments and Tax Audits.

     The Purchaser shall procure that the Sellers are informed within ten (10) Business Days of any impending Tax audits, similar proceedings and Tax assessments relating to Indemnified Tax Periods and

     (a) the Sellers or a person appointed by them are given the opportunity to take part in such Tax audit or other proceeding;

     (b) upon request of the Sellers, reasonable legal remedies are taken against Tax assessments at the cost of the Sellers; and

     (c) the Sellers are authorized to take such remedies and to represent the Company in the respective proceedings at the cost of the Sellers.

     Purchaser shall take, and shall procure that the Company take, such action as Sellers may reasonably require by written notice to Purchaser to avoid, dispute, resist, appeal or otherwise defend against any claim for Taxes for which Seller may be liable under Section 10.1 - 10.3. Purchaser shall procure that any such defense will be controlled by Sellers and that Sellers will be provided with all relevant documents, other information and assistance reasonably required by Sellers for the defense. Sellers shall keep Purchaser informed to a reasonable extent of the status of the defense. Purchaser and the Company shall be given the opportunity to participate in the defense at their own expense with their own counsel. No concession shall be made by Purchaser or the Company, and no claim for Taxes shall be acknowledged or settled, without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

10.5 Tax Refunds.

10.5.1 The amount of any Tax Refunds attributable to Indemnified Tax Periods obtained by the Company (e.g. by actual payment, set-off, deduction or


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

     otherwise), to the extent such Tax Refunds exceed the amount recorded as receivables in the Final Closing Date Financial Statements, shall be deducted from the amount of the Tax Indemnity, if any, due from the Sellers pursuant to Section 10.1 above. The Purchaser shall be obliged to inform the Sellers about such Tax Refunds in writing and within not more than ten
     (10) Business Days after such Tax Refund has been obtained (e.g. by receipt of payment or by declaration of set-off by the Tax authority) by the Company.

10.5.2 To the extent the aggregate amount of the Tax Refunds attributable to Indemnified Tax Periods exceeds the amount of the Tax Indemnity, if any, payable by the Sellers pursuant to Section 10.1 above, the Purchaser undertakes to pay to the Sellers such excess refund within fifteen (15) Business Days after the Tax Refunds have been obtained (e.g. by receipt of payment or by declaration of set-off by the Tax authority) by the Company.

10.6 Exclusions and Limitations of Liability.

     Purchaser shall not have a claim under Section 10.1 - 10.3 if and to the extent that:

     (i)  Purchaser has failed to comply with its obligations under Sections
          10.1.2 and 10.1.3 - 10.1.4 unless Purchaser proves that such failure has not affected the ability of Seller to avoid or mitigate the Taxes;

     (ii) The Company is, as the result of an adjustment or payment giving rise to the Taxes for which indemnification is sought, entitled to any benefits by refund, set-off or a reduction of Taxes in periods after October 31, 2005 (e.g. in the case of a lengthening of amortization or depreciation periods or higher depreciation allowances); or

     (iii) the Taxes result from any change in the accounting or taxation principles or practices of the Company (including methods of submitting tax returns) introduced after the Closing Date.

10.7 Time Limitation.

     Any claims of Purchaser under Section 10 shall be time-barred 6 (six) months after Purchaser has received written notice of the final and binding assessment (bestandskraftige Festsetzung) of the relevant Tax which cannot anymore be subject to any changes. Purchaser shall not be entitled to set-off (aufrechnen) any claim under or in connection with this Agreement against any claim of Sellers under this Agreement.

11.  ENVIRONMENTAL INDEMNITY.

     Subject to the provisions of this Section 11, Sellers shall indemnify and hold harmless Purchaser and/or, at Purchaser's election, the Company, from and against any Environmental Liabilities.


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

11.1 Environmental Liability Notice; Access to Information.

     If Purchaser or the Company becomes aware after the Closing Date of any circumstances giving a reasonably clear indication of an Environmental Liability, Purchaser shall give Sellers written notice within 15 (15) days thereof (the "ENVIRONMENTAL LIABILITY NOTICE"). The Environmental Liability Notice shall state the nature and amount of the Environmental Liability, if and to the extent that such amount can with reasonable effort be determined at the time the Environmental Liability Notice is given. To the extent reasonably required by Sellers to assess the Environmental Liability, and subject to Purchaser and the Company being reimbursed their reasonable out-of-pocket costs and expenses by Sellers, Purchaser shall provide, and shall procure that the Company provide, Sellers and its professional advisers access during normal business hours to the Covered Properties, their relevant books, other records and management and copies of relevant documents and other information.

11.2 Consultation.

     All measures taken by Purchaser with respect to any Environmental Liability for which Sellers are responsible shall be conducted after prior consent (Zustimmung) of Sellers (which consent shall not be unreasonably withheld or delayed), unless immediate action is required (Gefahr im Verzug). Purchaser shall keep Sellers reasonably informed of the status of any proceeding with regard to Environmental Liabilities. Sellers shall be given the opportunity to participate in meetings with any Authorities relating to the Environmental Liability in question.

11.3 Exclusions and Limitations of Liability.

     (i)  Purchaser has failed to comply with its obligations under Sections
          11.1 through 11.2 and such failure has affected the ability of Sellers to avoid or substantially mitigate the Environmental Liability; or

     (ii) the Environmental Liability is incurred as a consequence, after the Closing Date, of (a) grossly negligent omissions by Purchaser or the Company to take actions required under any Environmental Laws in force at the time of the omission, (b) any activities of Purchaser or the Company outside the ordinary course of business consistent with past practice, in particular any material change of use, cessation of business activities or abandonment of any buildings on the Covered Properties, except for changes to the Leased Real Property (including the expansion of the facilities) and the addition of new equipment (including the replacement of manufacturing equipment and the installation of new chillers and other ancillary equipment in connection therewith) contemplated in the Company's Business Plan delivered by the Sellers to Purchaser), (c) except as set forth above, expansion activities, construction activities or demolition activities, (d) a failure of Purchaser or the Company to take reasonable measures to minimize risks or to apply environmental and safety standards in accordance with past practice and any Environmental Laws in force.


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

11.4 Time Limitation.

     Any claims of Purchaser under Section 11 shall be time barred 2 years after Closing.


12.  COVENANTS AND OTHER AGREEMENTS

12.1 Activities at the Level of Sellers.

     Until the Closing Date, Sellers shall not:

     (i) adopt or permit the adoption of any shareholders' resolution of the Company regarding:

          (a)  the liquidation of the Company;

          (b)  any amendment to the articles of association of the Company;

          (c)  any transformation of the Company;

          (d) the conclusion of any enterprise agreement comparable to those under Sections 291 and 292 AktG;

          (e)  the redemption (Einziehung) of any Shares;

          (f) the appointment or dismissal of any Directors or Officers or Key Employees of the Company, the extension of their service or employment contracts or the increase of their remuneration or the granting of any benefits to them;

          (g) any waiver of claims of the Company against any current or former Director, Officer or Key Employee;

          (h)  the appointment of new auditors; or

          (j) the determination (including restatements) of any financial statements of the Company;

     (ii) sell, transfer, create any encumbrances on or otherwise dispose of any Shares, or grant any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or otherwise become the owner of any of the Shares; or

     (iii) enter into any agreement or other transaction or arrangement with the Company on terms that are not at arm's length.

12.2 Activities at the Level of the Company.

     Sellers shall ensure that until the Closing Date the Company shall (a) carry on its Business in a manner consistent with past practice and within the ordinary course of business (gewohnlicher Gang der Geschaftstatigkeit),
     (b) preserve
     their material assets in good working condition, reasonable wear and tear excepted, and (c) maintain the existing insurance for their business. Sellers shall ensure further that without the prior written consent of Purchaser, none of the actions listed in Section 12.1 shall be taken and that the Company shall not:

     (i) enter into any agreement or assume any obligation or liability connected with any of the actions listed in Section 12.1;

     (ii) enter into any agreement of the kind set forth in Section 7.10.1;

     (iii) sell, transfer, purchase or accept the transfer of any Equity Interests in any Legal Entities or any businesses or business divisions;

     (iv) pay or otherwise discharge, or provide security for, any material liabilities (whether matured, unmatured, asserted or unasserted, contingent, actual or other) other than the regular servicing and repayment (partly or in full) of Debt and the discharge of accounts payable, both in the ordinary course of business;

     (v) sell, transfer, create any encumbrances over or otherwise dispose of any real estate, IP Rights or Material Assets;

     (vi) adopt or amend any agreement, plan or other instrument relating to Employee Benefits;

     (vii) take any action other than in the ordinary course of business, whereby the modifications of the term "ordinary course of business" under Section 7.19 shall not apply without Purchaser's prior written approval ; or

     (ix) enter into any transaction that is not at arm's length terms, or modify the terms of any agreements with the Shareholders or their Affiliates.

     The foregoing restrictions shall not apply to any investments and other matters set forth in the Business Plan.

12.3 Reduction of Cash.

     Notwithstanding any provision to the contrary contained in this Agreement, the Sellers shall not cause the Company to declare and distribute dividends, repay Debt, accelerate the payment of payables or take any other measures to reduce the cash of the Company.

12.4 Release of Directors, Officers and Employees.

     Seller shall procure that with effect as of the Closing Date those of the Directors and Officers of the Company who shall not resign as of the Closing and the employees of the Company will be released from all of their liabilities and other obligations towards Seller and Seller's Affiliates, except for claims, if any, that any Seller or Seller's Affiliates may have resulting from willful


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     misconduct. The foregoing shall not apply to any agreements among the
     Sellers regarding the subject matter of this Section.

12.5 Access to Information.

     Sellers shall procure that from the date of this Agreement, the Company will provide to Purchaser and its professional advisers access during normal business hours to their properties, books, other records, management and employees and furnish to Purchaser such documents and other information that Purchaser reasonably requests. Such information shall be subject to the Confidentiality Obligations set out in Section 17.

13.  PURCHASER'S GUARANTOR

     The Purchaser's Guarantor hereby irrevocably guarantees by way of an independent promise of guarantee pursuant to section 311 para. 1 BGB (selbstandiges Garantieversprechen) to the Sellers any and all obligations of the Purchaser with respect to the full payment of the Final Purchase Price and the extension fee as set forth in Section 6.5.3, under and in connection with this Agreement. Insofar as is necessary, the Guarantor shall be jointly and severally liable (gesamtschuldnerische Haftung) for any and all such obligations of the Purchaser under and in connection with this Agreement.

14.  NON-COMPETE; NON-SOLICITATION

14.1 Non-compete.

     For a period of three (3) years from the Closing Date, any and all of the Sellers shall refrain, and shall procure that all Sellers' Affiliates refrain, from:

     (i) engaging, directly or indirectly, in the development, design, manufacture, assembly, marketing or distribution of, or the rendering of services for PET preforms for general use in the plastic packaging business if and to the extent that such products or services are delivered or rendered, directly or indirectly, to present customers of the Company located in Belgium, France, Germany, Luxembourg or other areas (any of such business activities a "COMPETING ACTIVITY");

     (ii) holding, directly or indirectly, any Equity Interest in any Legal Entity engaging, directly or indirectly, in any Competing Activity, except for Equity Interests that are held as a financial investment only, i.e. do not give any of the Sellers or Sellers' Affiliates the right, directly or indirectly, to control or exert material influence over the business of the respective Legal Entity;

     (iii) serving as a Representative for any individual person or Legal Entity engaging, directly or indirectly, in any Competing Activity; or


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     (iv) selling or otherwise making available, directly or indirectly, to any individual person or Legal Entity engaging, directly or indirectly, in any Competing Activity any know-how or other elements of goodwill, trade secrets or other information of a confidential nature of the Company.

14.2 Non-solicitation.

     For a period of three (3) years from the Closing Date, any of the Sellers shall refrain, and shall procure that any Seller's Affiliates refrain, from:

     (i) influencing or attempting to influence any customer, supplier, consultant or other third party maintaining a contractual or other business relationship with the Company to terminate or discontinue such relationship or to reduce the volume of goods or services provided thereunder; or

     (ii) soliciting or attempting to solicit the service or employment of any current or future Director, Managing Director, Member of the Management Board or employee of the Company.

15.  MERGER FILINGS

     Immediately after the execution of this Agreement, if required, a merger notification relating to the transactions contemplated by this Agreement shall be filed with the German Federal Cartel Office (Bundeskartellamt - BkartA). The filing shall be made by Sellers, on behalf of Sellers, Purchaser and the Company. Purchaser shall provide to Sellers upon Sellers' reasonable request such documents and other data and such other assistance as is necessary or expedient to obtain clearance of the transactions contemplated by this Agreement as soon as possible.

16.  TRANSITION OF BUSINESS

16.1 General Cooperation.

     The rights of the Parties under this Agreement notwithstanding, from the Closing onwards Sellers and Purchaser shall cooperate, and shall procure that their Affiliates cooperate, with reasonable efforts to provide for a smooth and expedient transition of the Company to Purchaser.

16.2 Termination of Other Relationships.

     Except as set forth in this Agreement and except for the agreement between the Company and SDI GmbH&Co. KG and Soft Drink International B.V., dated 21 April 2005 with effect from the Closing Date but subject to the full and due payment of the Purchase Price (condition precedent), all agreements and other arrangements between any Seller and Seller's Subsidiaries on the one side and the Company on the other side shall be terminated with full release


                                                                         Page 73

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     of the Company from all claims, liabilities and other obligations. If after the Closing Date any such claim, liability or other obligation still exists, each Seller shall waive, and shall procure that Seller's Subsidiaries waive, on demand all rights against the Company and its Directors, Officers (other than the Managers) and employees in respect of such claim, liability or other obligation.

17.  CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

17.1 Confidentiality Undertaking.

     Each Seller undertakes to treat, and shall procure that its Subsidiaries and their respective Representatives, employees and advisers treat, Proprietary Information strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is explicitly permitted by this Agreement.

17.2 Proprietary Information.

     "PROPRIETARY INFORMATION" shall mean:

     (i) the contents of (a) this Agreement, (b) any related agreements (whether legally binding or not), minutes, term sheets, notes, letters or other documents prepared or executed by any Seller, any Seller's Subsidiaries or their Representatives on the one side and Purchaser, Purchaser's Affiliates, the Company or their Representatives on the other side, and (c) related discussions and negotiations;

     (ii) any information about the Company and any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about Purchaser, Purchaser's Affiliates and their Representatives.

     except for information that (a) have been disclosed in the process of the sales process of LuxPet, (b) in the case of items (i) and (ii) has come into the public domain or (c) in the case of items (ii) has been received from an independent source, save in either case where such information has come into the public domain or been received from an independent source following a breach by any Seller, its Affiliates or their respective Representatives of any confidentiality obligation owed in this Section 17.2.

17.3 Consented Disclosures.

     Sellers may disclose Proprietary Information to any third party upon prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

17.4 Disclosures to Secondary Recipients.

17.4.1 Sellers may disclose Proprietary Information to its Shareholders, Affiliates or Representatives, employees, consultants and advisers (collectively "SECONDARY RECIPIENTS") only if such Secondary Recipients are either on the


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

     basis of law, contract or enforceable rules of conduct subject to confidentiality obligations equivalent to the confidentiality obligations of the Sellers under this Section 17.

17.4.2 The Sellers shall ensure that any Secondary Recipient is aware of the confidential nature of the Proprietary Information and treats the Proprietary Information in accordance with its own confidentiality obligations.

17.4.3 The Sellers shall be liable for any Damages suffered by the other Party, its Affiliates (including, in the case of Purchaser, the Company) and their Representatives as a result of the disclosure of Proprietary Information to any Secondary Recipient, in case of any fault of the Sellers or the Secondary Recipient.

17.5 Mandatory Disclosures.

     Sellers may disclose Proprietary Information if and to the extent that such disclosure is mandatory pursuant to applicable law, governmental or court order, stock exchange regulations or required by any governmental, supervisory or regulatory body (including any body regulating take-overs).

17.6 Termination of Obligations.

     The obligations of the Parties under Section 17 shall terminate on the second anniversary of the Closing Date.

17.7 Public Announcements.

     Subject to Section 17.4 and 17.5, without the written consent of the other Parties, no Party shall make any public announcement regarding this Agreement. Any such public announcement shall be agreed upon in good faith between the Parties.

18.  NOTICES

     All notices and other communications hereunder shall be made in writing and shall be sent by telefax, mail or courier to the following addresses:

18.1 Any Notice given to the Sellers hereunder shall be addressed to Schoeller Wavin Systems Closed Loop GmbH and May Pet Auslandsbeteiligung GmbH which are hereby appointed as Sellers' joint Representatives:

     Schoeller Wavin Systems Closed Loop GmbH,
     c/o Schoeller Arca Systems NV,
     Bruchterweg 88,
     7770 Hardenberg,
     The Netherlands,
     Att: Mr. Rene Wolfkamp
     Fax +31 529 459040


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

     May Pet Auslandsbeteiligung GmbH,
     Peter-May-Strasse 45,
     50374 Erftstadt,
     Germany,
     Att: Mr. Jurgen May
     Fax +49-2235-808300.

          with a copy to

          Freshfields Bruckhaus Deringer,
          Heumarkt 14,
          50667 Cologne,
          Germany,
          Att: Dr. Jurgen J. Sieger
          Fax: +49 221 2050790

18.2 If to Purchaser, to:

     PLASTIPAK PACKAGING, INC.

     ATTN: MICHAEL J. PLOTZKE

     41605 Ann Arbor Road,
     Plymouth, Michigan 48170
     USATelefax-No. 734-354-7398

          With a copy to:

          Seyburn, Kahn, Ginn, Bess and Serlin, P.C.
          Attn: Bruce S. Kahn, Esq. or Jennifer S. Flack, Esq.
          2000 Town Center, Suite 1500
          Southfield, Michigan 48078
          USA Telefax No. 248-353-3727

     or to such other recipients or addresses that may be notified by any Party to the other Party in the future in writing.

19.  COSTS

19.1 All costs, including fees, expenses and charges, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisers, shall be borne by the Party having commissioned such costs.

19.2 The fees for the clearance of the merger contemplated herein charged by the Bundeskartellamt (German antitrust authorities) shall be borne by the Purchaser.


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

19.3 Except as otherwise expressly set forth in this Agreement, the Purchaser shall be liable for and bear and pay all applicable documentary, recording, filing, transfer and other similar costs and fees payable in connection with the execution of this Agreement or as a result of the Closing. The Purchaser shall be liable for and bear and pay any real estate transfer tax and other transfer taxes resulting from the execution of this Agreement and the Closing.

20.  MISCELLANEOUS

20.1 Exhibits.

     All Exhibits to this Agreement shall be an integral part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

20.2 Entire Agreement.

     This Agreement constitutes the complete and entire agreement between the Parties, regarding the transactions contemplated herein, and supersede all previous agreements, whether written or oral, which shall cease to have any further force or effect, except for the confidentiality agreement dated 13 and 18 April 2005 which will remain in full force and effect until the Closing Date. No party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement. Changes and amendments to, and interpretations of, this Agreement as well as notices and declarations to be given or other communications to be made pursuant to this Agreement shall be valid only if made in writing unless a notarial deed is legally required. This shall also apply to any changes to this Section 20.2.

20.3 Amendments.

     Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless applicable mandatory law requires otherwise.

20.4 Interpretation.

     The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, references to "Section" refer to the corresponding Section of, and references to "Exhibit" to the corresponding Exhibit to, this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word "including" shall not limit the meaning of the preceding words or terms. Where this Agreement provides that a Party shall cause, procure or ensure a certain action or situation, such Party shall be strictly liable, without regard to negligence or other fault, for any losses of the other Party resulting from the fact that such action or situation is not brought about (verschuldensunabhangige Erfolgshaftung). Wherever this Agreement


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     refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

20.5 German Terms.

     Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions; the same applies for any French terms regarding Luxembourg legal terms.

20.6 Assignment.

     Without the written consent (such consent not to be unreasonably withheld) of the other Party, no Party shall be entitled to assign any rights or claims under this Agreement to any third party.

     Sellers hereby consent to the assignment of any claims of Purchaser under this Agreement to any banks or other lenders as collateral for any debt incurred by Purchaser or any Affiliate of Purchaser in connection with the financing of the Purchase Price or any other obligations of Purchaser under this Agreement.

     Sellers further consent to the assignment of this Agreement after Closing to any current or future affiliate of Purchaser as long as Purchaser and Purchaser's transaction remain jointly and severally liable together with such assignee for all claims of Sellers under this Agreement.

20.7 Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws. The Convention on the International Sales of Goods shall not apply.

20.8 Arbitration.

     All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. A respective Arbitration Agreement is attached as EXHIBIT 20.8.

20.9 Partial Invalidity.

     If one or more provisions of this Agreement shall be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be deemed to have been replaced by such valid and enforceable provision or


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     provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision.

20.10 Survival.

     In case of a valid termination of this Agreement, Sections 6.5, 19 - 20 as well as and to the extent (and for the purpose of such reference only) the Sections referenced in all of the foregoing Sections shall survive and remain unaffected.

                            [signature page follows]

SIGNED by each of the parties or its duly authorized representative on October 3/4, 2005


SIGNED by Andreas Becker                )
acting as attorney in fact              )
with sole representation right          )    /s/ Andreas Becker
for and on behalf of                    )
SCHOELLER WAVIN SYSTEMS                 )
CLOSED LOOP GMBH                        )


SIGNED by Andreas Becker                )
acting as attorney in fact              )
with sole representation right          )    /s/ Andreas Becker
for and on behalf of                    )
MAY PET AUSLANDSBETEILIGUNG GMBH        )


SIGNED by Andreas Becker                )
acting as attorney in fact              )
with sole representation right          )    /s/ Andreas Becker
for and on behalf of                    )
NIMALUX S.A.                            )


SIGNED by Andreas Becker                )
acting as attorney in fact              )    /s/ Andreas Becker
for and on behalf of                    )
MATHIEU HAELS                           )


SIGNED by Andreas Becker                )
acting as attorney in fact              )    /s/ Andreas Becker
for and on behalf of                    )
MARC JACOBS                             )

SIGNED by William C. Young              )
for and on behalf of                    )    /s/ William C. Young
PLASTIPAK LUXEMBOURG, S.A.R.L.          )
In formation, with sole                 )
representation right/duly authorized
by the Board of Directors on
        , 2005


SIGNED by William C. Young, President   )
for and on behalf of                    )    /s/ William C. Young
PLASTIPAK PACKAGING, INC.               )
As Guarantor                            )
October 3, 2005

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